As filed with the U.S. Securities and Exchange Commission on March 11, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ocean Rig UDW Inc.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

212-574-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

(212) 574-1200

(212) 480-8421—Facsimile

Approximate date of commencement of proposed sale to the public: The Redomiciliation described herein will be effective on, or as soon as practicable after, the date that this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	138,666,384(1)	$1.505(2)	$208,692,907.92(2)	$21,015.38(3)
Preferred Stock Purchase Rights (4)	—	—	—	—

(1)	Includes the shares of Ocean Rig (Cayman Islands) (as hereinafter defined) as of March 11, 2016 into which all common shares of Ocean Rig (Marshall Islands) (as hereinafter defined) that are outstanding immediately prior to the Redomiciliation (as hereinafter defined) will automatically be converted by operation of law in the Redomiciliation.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common shares of Ocean Rig UDW Inc. on The NASDAQ Global Select Market on March 7, 2016 ($1.505 per share), in accordance with Rule 457(f)(1).
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $21,015.38, which is equal to 0.0001007 multiplied by the proposed maximum aggregate offering price of $208,692,907.92.
(4)	Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 11, 2016

PRELIMINARY PROSPECTUS

SHARES OF COMMON STOCK

Ocean Rig UDW Inc.

REDOMICILIATION IN THE CAYMAN ISLANDS

Ocean Rig UDW Inc. is a corporation incorporated in the Republic of the Marshall Islands (the “Company”). We are proposing to change our jurisdiction of incorporation by discontinuing from the Republic of the Marshall Islands and continuing and re-domiciling as an exempted company incorporated under the laws of the Cayman Islands (the “Redomiciliation”). To effect the Redomiciliation, we will, upon the final approval of our board of directors, file the following with the Registrar of Companies in the Cayman Islands: (a) a list of the directors and officers of the Company and their respective addresses; (b) a certified copy of the Company’s certificate of formation and its current amended and restated articles of incorporation and bylaws; (c) a certificate of good standing for the Company issued by the Registrar of Corporations of the Republic of the Marshall Islands; (d) confirmation of the Company’s proposed registered office in the Cayman Islands upon effectiveness of the Redomiciliation; (e) an affidavit by a director of the Company together with a statement of the assets and liabilities of the Company; (f) a declaration by a director of the Company that the operations of the Company will be conducted mainly outside the Cayman Islands; and (g) an undertaking by a director of the Company that notice of the Redomiciliation will be given within 21 days of its effectiveness to all secured creditors of the Company.

Upon the issuance of a certificate of registration by way of continuation by the Registrar of Companies in the Cayman Islands, we will be domesticated and continue as a Cayman Islands company with our existing name “Ocean Rig UDW Inc.” (although we will be maintaining our corporate name, for purposes of clarity, in some places in this prospectus, we refer to our company prior to the Redomiciliation as “Ocean Rig (Marshall Islands)” and the re-domiciled Cayman Islands entity as “Ocean Rig (Cayman Islands)”). On the effective date of the Redomiciliation, each of our currently outstanding common shares will automatically continue to be outstanding as common shares of Ocean Rig (Cayman Islands). Under Marshall Islands law and our current amended and restated articles of incorporation and by laws, we do not need shareholder approval of the Redomiciliation, and our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Redomiciliation.

We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder action is required to effect the Redomiciliation. See “The Redomiciliation—No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation.”

Our common shares are currently listed on The NASDAQ Global Select Market under the symbol “ORIG.” We will seek, and expect to receive, approval from The NASDAQ Global Select Market to trade the common stock of Ocean Rig (Cayman Islands) under the same symbol after the Redomiciliation.

Investing our common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                 , 2016.

This prospectus is part of a registration statement on Form F-4, which incorporates important business and financial information about Ocean Rig UDW Inc. and its subsidiaries from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that have not been included in or delivered with this prospectus. This information is available at the website the SEC maintains at www.sec.gov, as well as from other sources. See the section of this prospectus entitled “Where You Can Find More Information.” You also may request a free copy of these documents from us upon written or oral request to Ocean Rig UDW Inc., 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus, telephone +011 357 22767517. To ensure timely delivery, you must request this information no later than five business days before the effectiveness of the Redomiciliation, which we currently anticipate will become effective on or about                , 2016, but the actual date may be extended.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with such safe harbor legislation.

This registration statement and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views and assumptions with respect to future events and financial performance and are subject to risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical or present facts or conditions. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish the expectations, beliefs or projections described in the forward-looking statements contained in this registration statement.

In addition to these important factors and matters discussed elsewhere in this registration statement, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include factors related to:

•	the offshore drilling market, including supply and demand, utilization rates, dayrates, customer drilling programs, commodity prices, effects of new rigs and drillships on the market and effects of declines in commodity prices and downturn in global economy on market outlook for our various geographical operating sectors and classes of rigs and drillships;

•	hazards inherent in the offshore drilling industry and marine operations causing personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations;

•	customer contracts, including contract backlog, contract commencements, contract terminations, contract option exercises, contract revenues, contract awards and drilling rig and drillship mobilizations, performance provisions, newbuildings, upgrades, shipyard and other capital projects, including completion, delivery and commencement of operations dates, expected downtime and lost revenue;

•	political and other uncertainties, including political unrest, risks of terrorist acts, war and civil disturbances, piracy, significant governmental influence over many aspects of local economies, seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, termination, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls imposition of trade barriers;

•	regulatory or financial requirements to comply with foreign bureaucratic actions, including potential limitations on drilling activity;

•	changing taxation policies and other forms of government regulation and economic conditions that are beyond our control;

•	the level of expected capital expenditures and the timing and cost of completion of capital projects;

•	our ability to successfully employ both our existing and newbuilding drilling units, procure or have access to financing, ability to comply with loan covenants, liquidity and adequacy of cash flow for our obligations;

•	continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our substantial leverage, including our ability to generate sufficient cash flow to service our existing debt and the incurrence of substantial indebtedness in the future;

•	factors affecting our results of operations and cash flow from operations, including revenues and expenses, uses of excess cash, including debt retirement, dividends, timing and proceeds of asset sales, tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues, legal and regulatory matters, including results and effects of legal proceedings, customs and environmental matters, insurance matters, debt levels, including impacts of the financial and credit crisis;

•	the effects of accounting changes and adoption of accounting policies;

•	recruitment and retention of personnel;

•	our realization of the expected benefits of the Redomiciliation; and

•	other important factors described under “Risk Factors.”

We caution readers of this registration statement not to place undue reliance on these forward-looking statements.

All forward-looking statements made in this registration statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this registration statement, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

Please note in this registration statement, “we,” “us,” “our,” “Ocean Rig UDW” and “the Company,” all refer to Ocean Rig UDW Inc. and its subsidiaries, unless the context otherwise requires.

SUMMARY

This summary provides an overview of selected information. We encourage you to read carefully the entire Registration Statement, of which this prospectus is a part, including the information under “Risk Factors.” As used throughout this prospectus, the terms “Company,” “Ocean Rig UDW,” “we,” “our” and “us” refer to Ocean Rig UDW Inc. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars. For purposes of clarity, in some places in this prospectus, we refer to our company prior to the Redomiciliation as “Ocean Rig (Marshall Islands)” and the re-domiciled Cayman Islands entity as “Ocean Rig (Cayman Islands).”

Our Company

We are an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. We seek to utilize our high-specification drilling units to the maximum extent of their technical capability and we believe that we have earned a reputation for operating performance excellence, customer service and safety.

We, through our wholly-owned subsidiaries, currently own and operate two modern, fifth generation ultra-deepwater semisubmersible offshore drilling rigs, the Leiv Eiriksson and the Eirik Raude, four sixth generation advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, delivered in January 2011, March 2011, July 2011 and September 2011, respectively and four seventh generation drillships, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, delivered in August 2013, December 2013, March 2014 and March 2015, respectively by a major shipyard in Korea. The Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos are “sister-ships” constructed to the same high-quality vessel design and specifications and are capable of drilling in water depths of 10,000 feet. The design of our seventh generation drillships reflects additional enhancements that enable the drillships to drill in water depths of 12,000 feet. The Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo are “sister ships” constructed to the same high-quality drillship design and specifications. We believe that owning and operating “sister-ships” helps us maintain our cost efficient operations on a global basis through the shared inventory and use of spare parts and the ability of our offshore maritime crews to work seamlessly across all of our drillships.

In addition, we have contracts to construct three seventh generation drillships at a major shipyard in Korea, the Ocean Rig Santorini, the Ocean Rig Crete and the Ocean Rig Amorgos. These newbuilding’s are scheduled for delivery in 2017, 2018 and 2019, respectively and we are currently in discussions with the shipyard to reschedule our newbuilding construction program. The estimated remaining total construction payments for these drillships amounted to approximately $1.8 billion in aggregate as of December 31, 2015.

We employ our drilling units primarily on a dayrate basis for periods of between two months and six years to drill wells for our customers, typically major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies.

We believe that our operating drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, as well as our three seventh generation drillships under construction, are among the most technologically advanced drillships in the world. Among other technological enhancements, our drillships are equipped with dual activity drilling technology, which involves two drilling systems using a single derrick that permits two drilling-related operations to take place simultaneously. We estimate this technology saves between

15% and 40% in drilling time, depending on the well parameters. Each of our operating drillships is capable of drilling 40,000 feet at water depths of 10,000 feet and our seventh generation drillships will have the capacity to drill 40,000 feet at water depths of 12,000 feet.

Our Fleet

Set forth below is summary information concerning our offshore drilling units as of March 11, 2016.

Drilling Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Expected Contract Term(1)	Dayrate(4)		Drilling Location
Operating Drilling Rigs
Leiv Eiriksson	2001/5th	10,000	30,000	Lundin Norway AS	Q3 2016	$145,000		Norway
Operating Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q2 2015–Q2 2018	$475,539	(3)	Brazil
Ocean Rig Poseidon	2011/6th	10,000	40,000	ENI Angola S.p.A.	Q2 2013–Q2 2017	$537,124		Angola
Ocean Rig Mykonos	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q1 2015–Q1 2018	$475,539	(3)	Brazil
Ocean Rig Mylos	2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q3 2013–Q3 2016	$651,310		Brazil
Ocean Rig Skyros	2013/7th	12,000	40,000	Total E&P Angola	Q4 2015–Q3 2021	$558,203		Angola
Ocean Rig Athena	2014/7th	12,000	40,000	ConocoPhillips Angola 36&37 Ltd. Conoco Phillips Senegal B.V.	Q2 2014–Q2 2017	$708,070		Angola, Senegal
Available for employment(2)
Eirik Raude	2002/5th	10,000	30,000
Ocean Rig Olympia	2011/6th	10,000	40,000
Ocean Rig Apollo	2015/7th	12,000	40,000

(1)	Not including the exercise of any applicable options to extend the term of the contract and any notification received for the termination of contracts.
(2)	These drilling units are en route to their respective stacking locations and are available for charter.
(3)	Approximately 20% of the dayrates are service fees paid to us in Brazilian Real (R$). The day rate disclosed in this table is based on the March 11, 2016 exchange rate of R$3.67:$1.00. During the first and second quarter of 2015, the Ocean Rig Mykonos and the Ocean Rig Corcovado, respectively, commenced drilling operations under the new awarded contracts, which are extensions of the previous contracts from Petrobras, for drilling offshore Brazil. The term of each extension is for 1,095 excluding reimbursement by Petrobras for contract related equipment upgrades.

(4)	These rates represent the current operating rates applicable under each contract. Depending on the contract, these rates may be escalated.

Newbuilding Drillships

We have entered into contracts for the construction of three seventh generation drillships, two of which are new integrated design drillships and all are equipped with two blow-out preventers, scheduled for delivery in 2017, 2018 and 2019, respectively, in connection with which we had made total payments of $333.6 million to a major shipyard in Korea, as of December 31, 2015. We are currently in discussions with the shipyard to reschedule our newbuilding construction program. The estimated total project cost for these drillships is approximately $2.2 billion.

Employment of Our Fleet

Employment of Our Drilling Rigs

The Leiv Eiriksson will commence a three-well drilling contract in April 2016 with Lundin Norway AS with minimum duration of 163 days, in Norway at a dayrate of $145,000.

Employment of Our Drillships

In May 2015, the Ocean Rig Corcovado commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 11, 2016, the dayrate is $475,539, (including service fees of $71,539 based on the contracted rate in Real and the March 11, 2016 exchange rate of R$3.67:$1.00).

The Ocean Rig Poseidon commenced a three-year drilling contract with ENI Angola S.p.A., or ENI, in May 2013 for drilling operations offshore Angola at a dayrate as of March 11, 2016 of $537,124. In January 2015, ENI has exercised its option to extend the contract for the drillship Ocean Rig Poseidon for a further one year until the second quarter of 2017.

In March 2015, the Ocean Rig Mykonos commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 11, 2016, the dayrate is $475,539, (including service fees of $71,539 based on the contracted rate in Real and the March 11, 2016 exchange rate of R$3.67:$1.00).

The Ocean Rig Mylos commenced a three-year drilling contract with Repsol for drilling operations offshore Brazil in August 2013. As of March 11, 2016, the dayrate is $651,310.

In October 2015, the Ocean Rig Skyros commenced its six year contract with Total for drilling operations offshore Angola. As of March 11, 2016, the dayrate is $558,203.

The Ocean Rig Athena commenced a three-year drilling contract with ConocoPhillips for drilling operations offshore Angola in March 2014. As of March 11, 2016, the dayrate is $708,070.

The total contracted backlog under our drilling contracts for our drilling units, including our drilling rigs, as of March 11, 2016, was $2.7 billion. We calculate our contract backlog by multiplying the contractual dayrate under all of our employment contracts for which we have firm commitments as of March 11, 2016, by the minimum expected number of days committed under such contracts (excluding any options to extend), assuming full earnings efficiency. There can be no assurance that the counterparties to such contracts will fulfill their obligations under the contracts. See the section of this registration statement entitled “ Risk Factors—Risks Relating to Our Company—Our future contracted revenue for our fleet of drilling units may not be ultimately realized.”

Unless otherwise stated, all references to dayrates included in this registration statement are exclusive of any applicable annual contract revenue adjustments, which generally result in the escalation of the dayrates payable under the drilling contracts.

Management of Our Fleet

Up to October 2013, our wholly owned subsidiary, Ocean Rig AS, provided supervisory management services including onshore management, to our operating drilling rigs and drillships pursuant to separate management agreements entered into with each of the drilling unit-owning subsidiaries. Ocean Rig AS also provided supervisory management services for our seventh generation drillships under construction.

As from October 2013, the above services are provided by our wholly owned subsidiary, Ocean Rig Management Inc., pursuant to separate management agreements entered/to be entered with each of the drilling unit—owning subsidiaries. Under the terms of these management agreements, Ocean Rig Management Inc., through its affiliates is responsible for, among other things, (i) assisting in construction contract technical negotiations, (ii) securing contracts for the future employment of the drilling units, and (iii) providing commercial, technical and operational management for the drillships.

In addition, we have engaged Cardiff Drilling Inc, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, to provide us with consulting and other services with respect to the arrangement of employment for, and relating to the purchase and sale of, our drilling units. See “Related Party Transactions—Global Services Agreements.”

Recent Developments

•	On March 7, 2016, we commenced arbitration proceedings against Total E&P Angola for the termination of the contract with Ocean Rig Olympia.

•	On March 7, 2016, we signed a drilling contract for one of our semi-submersible drilling rigs, the Leiv Eiriksson, with Lundin Norway AS. The drilling contract is for a minimum of 3 wells, for drilling offshore Norway, with an estimated backlog of approximately $23.6 million. The rig is scheduled to commence this contract in the third quarter of 2016.

•	As of March 7, 2016, we have purchased $369.0 million in principal amount of the 7.25% Senior Unsecured Notes due in 2019 and $340.3 million of the 6.5% Senior Secured Notes due in 2017, resulting in a total gain of $314.2 million.

•	On February 12, 2016, Premier Oil Plc. (“Premier”) terminated the contract for the Eirik Raude operating in the Falkland Islands. We have commenced arbitration proceedings against Premier.

•	On February 11, 2016, Total E&P Congo sent a notice to terminate the drilling contract for the Ocean Rig Apollo. As per the contract, we are entitled to a termination fee that varies from 50% to 95% of the operating rate that will be payable monthly until April 2018.

•	On January 21, 2016, ENI Angola S.p.A terminated the drilling contract for the Ocean Rig Olympia operating offshore Angola. We are currently in discussions to settle the amount due to us in an amicable fashion.

Corporate Information and Structure

Ocean Rig UDW Inc. was incorporated under the laws of the Republic of the Marshall Islands on December 10, 2007, under the name Primelead Shareholders Inc. and currently operates under Marshall Islands law. Primelead Shareholders Inc. was formed for the purpose of acquiring the shares of our predecessor, Ocean Rig ASA, which was incorporated in September 1996 under the laws of Norway. We acquired control of Ocean Rig ASA on May 14, 2008. Prior to the private placement of our common shares in December 2010, we were a wholly-owned subsidiary of DryShips. Our common shares have traded on the NASDAQ Global Select Market since October 6, 2011, under the symbol “ORIG.” As of March 11, 2016, DryShips (NASDAQGS: DRYS) owned approximately 40.4% of our total outstanding common shares.

We maintain our principal executive offices at 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus and our telephone number at that address is +357 22767517. Our website address is www.ocean-rig.com. Information contained on our website does not constitute part of this registration statement.

The Redomiciliation

We intend to change our jurisdiction of incorporation from the Republic of the Marshall Islands to the Cayman Islands, and we refer to this change as the “Redomiciliation.” We will effectuate the Redomiciliation by filing the following with the Registrar of Companies in the Cayman Islands: (a) a list of the directors and officers of the Company and their respective addresses; (b) a certified copy of the Company’s certificate of formation and its current amended and restated articles of incorporation and bylaws; (c) a certificate of good standing for the Company issued by the Registrar of Corporations of the Republic of the Marshall Islands; (d) confirmation of the Company’s proposed registered office in the Cayman Islands upon effectiveness of the Redomiciliation; (e) an affidavit by a director of the Company together with a statement of the assets and liabilities of the Company; (f) a declaration by a director of the Company that the operations of the Company will be conducted mainly outside the Cayman Islands; and (g) an undertaking by a director of the Company that notice of the Redomiciliation will be given within 21 days of its effectiveness to all secured creditors of the Company.

We will provide a certificate of registration by way of continuation issued by the Registrar of Companies in the Cayman Islands to the Registrar of Corporations in the Republic of the Marshall Islands. Although the Redomiciliation does not require shareholder approval, it is subject to the final approval of our board of directors. We anticipate that the Redomiciliation will become effective on or about             , 2016, upon receipt of certificate of registration by way of continuation issued by the Registrar of Companies in the Cayman Islands which we would consider is the effective time of Ocean Rig (Cayman Islands)’ Redomiciliation into the Cayman Islands (we refer to this as the “Effective Time”). See “The Redomiciliation.”

Comparison of Shareholder Rights

The Redomiciliation will change our jurisdiction of incorporation from the Republic of the Marshall Islands to the Cayman Islands and, as a result, our constitutional documents will change and will be governed by Cayman Islands rather than Marshall Islands law. There are differences between the governing corporate law of the Republic of the Marshall Islands and the Cayman Islands. We describe these and other changes in more detail under “The Redomiciliation—Shareholder Rights” below. However, our business, assets and liabilities on a consolidated basis, as well as our board of directors, executive officers, principal business locations and fiscal year, will be the same upon completion of the Redomiciliation as they are prior to the Redomiciliation.

Redomiciliation Share Conversion

We are authorized to issue up 1,000,000,000 common shares, $0.01 par value per share, as well as up to 500,000,000 preferred shares, $0.01 par value per share. As of March 11, 2016, we had 138,666,384 common shares outstanding and DryShips owned 56,079,533 shares, or 40.4%, of our outstanding common shares.

In the Redomiciliation, each common share of Ocean Rig (Marshall Islands) that is issued and outstanding immediately prior to the Effective Time will automatically convert by operation of law into one share of common stock of Ocean Rig (Cayman Islands). It is not necessary for shareholders of Ocean Rig (Marshall Islands) who currently hold share certificates to exchange their existing share certificates for certificates of shares of common stock of Ocean Rig (Cayman Islands). See “The Redomiciliation—Redomiciliation Share Conversion” below.

Effects and Advantages of the Redomiciliation

Our board of directors believes that there are advantages of the Redomiciliation which will provide legal, administrative and other similar efficiencies and which are discussed in greater detail in “The Redomiciliation—Effects and Advantages of the Redomiciliation.”

No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation

Under the Republic of the Marshall Islands and Cayman Islands law and our current bye-laws, we do not need shareholder approval of the Redomiciliation, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation. See “The Redomiciliation—No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation.”

Material Tax Consequences of the Redomiciliation

We do not believe that we or our shareholders will be subject to taxation in the Marshall Islands or the Cayman Islands as a result of the Redomiciliation. We expect the Redomiciliation to qualify as a tax-free “reorganization” for purposes of U.S. federal income tax matters and, as such, we expect that neither we nor U.S. Holders will be subject to U.S. federal income taxation as a result of the Redomiciliation. See “Taxation.”

Summary Financial Data

(Expressed in thousands of U.S. Dollars)

	Nine-months ended September 30,		Change
	2014	2015	Amount	%
REVENUES:
Revenues	$1,317,711	$1,272,473	$(45,238)	(3.4)%

EXPENSES:
Drilling rigs and drillships operating expenses	533,017	431,190	(101,827)	(19.1)%
Depreciation and amortization	239,835	267,468	27,633	11.5%
General and administrative expenses	96,915	76,647	(20,268)	(20.9)%
Legal settlements and other, net	2,733	(3,234)	(5,967)	(218.3)%

Operating income	445,211	500,402	55,191	12.4%

OTHER INCOME/(EXPENSES):
Interest and finance costs	(234,705)	(211,937)	22,768	(9.7)%
Interest income	9,130	9,605	475	(5.2)%
Loss on interest rate swaps	(6,224)	(16,278)	(10,054)	161.5%
Gain from repurchase of senior notes	—	52,213	52,213	100%
Other, net	759	(13,256)	(14,015)	(1,846.5)%

Total other expenses, net	(231,040)	(179,653)	51,387	(22.2)%

INCOME BEFORE INCOME TAXES	214,171	320,749	106,578	49.8%
Income taxes	(41,873)	(66,336)	(24,463)	58.4%

NET INCOME	$172,298	$254,413	$82,115	47.7%

RISK FACTORS

Any investment in our securities involves a high degree of risk, including the risks described below. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements.”

Risks Relating to the Change in Our Place of Incorporation

Currently, your rights as a shareholder of Ocean Rig arise under Marshall Islands law as well as our existing Marshall Islands amended and restated articles of incorporation and by-laws. Upon effectiveness of the Redomiciliation, your rights as a shareholder of Ocean Rig will arise under Cayman Islands law and we will be required to adopt new constitutional documents in accordance with Cayman Islands law within ninety days of the effectiveness of the Redomiciliation.

Upon effectiveness of the Redomiciliation, the rights of stockholders of Ocean Rig (Marshall Islands) will arise under Cayman Islands law. Although we will initially retain our existing amended and restated articles of incorporation and bylaws, they will be governed by Cayman Islands law. Ocean Rig (Cayman Islands) will then need to adopt new memorandum and articles of association in accordance with Cayman Islands law within ninety days after the effectiveness of the Redomiciliation. Those new constitutional documents and Cayman Islands law contain provisions that differ in some respects from those in our current constitutional documents and Marshall Islands law and, therefore, some of your rights as a shareholder of Ocean Rig (Cayman Islands) could differ materially from the rights you currently possess as a shareholder of Ocean Rig (Marshall Islands). The new memorandum and articles of association will be substantially the same as our current constitutional documents subject to changes to conform to the Companies Law. See “Description of Our Capital Stock—Comparison of the Republic of the Marshall Islands and Cayman Islands Corporate Law” where we describe material provisions under the law of the Republic of the Marshall Islands and the law of the Cayman Islands relating to your rights as a shareholder. The form of new amended and restated memorandum and articles of association of Ocean Rig (Cayman Islands) expected to be adopted within ninety days after the effectiveness of the Redomiciliation is filed as Exhibit 3.4 to the registration statement of which this prospectus is a part.

Risks Relating to Our Industry

Our business depends on the level of activity in the offshore oil and gas industry, which is significantly affected by, among other things, volatile oil and gas prices and may be materially and adversely affected by a decline in the offshore oil and gas industry.

The offshore contract drilling industry is cyclical and volatile. Our business depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling units.

Oil and gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and gas and any geographical dislocations in supply and demand;

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and gas reserves; and

•	the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities, insurrection or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our business in the offshore drilling sector. During 2015, the crude oil prices drop to record lows. Crude oil inventories remain at high levels compared to historical levels, which may place downward pressure on the price of crude oil and demand for offshore drilling units. Sustained periods of low oil prices typically result in reduced exploration and drilling because oil and gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess drilling rig supply and intensify the competition in the industry which often results in drilling units, particularly lower specification drilling units, being idle for long periods of time. We cannot predict the future level of demand for our services or future conditions of the oil and gas industry. Any decrease in exploration, development or production expenditures by oil and gas companies could reduce our revenues and materially harm our business and results of operations.

In addition to oil and gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling vessels and the level of newbuilding activity for drilling vessels;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and gas transportation costs;

•	the discovery of new oil and gas reserves;

•	the cost of non-conventional hydrocarbons, such as the exploitation of oil sands; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for our services and adversely affect our business and results of operations.

Continuation of the recent worldwide economic downturn could have a material adverse effect on our revenue, profitability and financial position.

Although there are signs that the economic recession has abated in many countries, there is still considerable instability in the world economy, due in part to uncertainty related to continuing discussions in the United States regarding the federal debt ceiling and in the economies of Eurozone countries, and most recently in China. Further decrease in global economic activity would likely reduce worldwide demand for energy and result in an extended period of lower crude oil and natural gas prices. In addition, continued hostilities and insurrections in the Middle East and North Africa and the occurrence or threat of terrorist attacks against the United States or other countries could adversely affect the economies of the United States and of other countries. Any prolonged reduction in crude oil and natural gas prices would depress the levels of exploration, development and production activity. Moreover, even during periods of high commodity prices, customers may cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. These factors could cause our revenues and margins to decline, decrease daily rates and utilization of our drilling units and limit our future growth prospects. Any significant decrease in daily rates or utilization of our drilling units could materially reduce our revenues and profitability. In addition, any instability in the financial and insurance markets, as experienced in the recent financial and credit crisis, could make it more difficult for us to access capital and to obtain insurance coverage that we consider adequate or is otherwise required by our drilling contracts. An extended period of deterioration in outlook for the world economy could reduce the overall demand for our services and could also adversely affect our ability to obtain financing on terms acceptable to us or at all.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms, which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, the debt and equity capital markets have been severely distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional drilling unit acquisitions or otherwise take advantage of business opportunities as they arise.

The offshore drilling industry is highly competitive with intense price competition and, as a result, we may be unable to compete successfully with other providers of contract drilling services that have greater resources than we have.

The offshore contract drilling industry is highly competitive with several industry participants, none of which has a dominant market share, and is characterized by high capital and maintenance requirements. Drilling contracts are traditionally awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded the drilling contract, although drilling unit availability, location and suitability, the quality and technical capability of service and equipment, reputation and industry standing are key factors which are considered. Mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them.

Many of our competitors are significantly larger than we are and have more diverse drilling assets and significantly greater financial and other resources than we have. In addition, because of our relatively small fleet, we may be unable to take advantage of economies of scale to the same extent as some of our larger competitors.

Given the high capital requirements that are inherent in the offshore drilling industry, we may also be unable to invest in new technologies or expand in the future as may be necessary for us to succeed in this industry, while our larger competitors with superior financial resources, and in many cases less leverage than we have, may be able to respond more rapidly to changing market demands and compete more efficiently on price for drillship and drilling rig employment. We may not be able to maintain our competitive position, and we believe that competition for contracts will continue to be intense in the future. Our inability to compete successfully may reduce our revenues and profitability.

An over-supply of drilling units may lead to a reduction in dayrates and therefore may materially impact our profitability.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling units by ordering the construction of new drilling units. Historically, this has resulted in an over-supply of drilling units and has caused a subsequent decline in utilization and dayrates when the drilling units enter the market, sometimes for extended periods of time until the units have been absorbed into the active fleet. According to industry sources, the worldwide fleet of ultra-deepwater drilling units as of February 2016 consisted of 165 units, comprised of 62 semi-submersible rigs and 103 drillships. An additional 13 semi-submersible rigs and 43 drillships were under construction or on order as of February 2016, which would bring the total fleet to 221 drilling units by the end of 2020. A relatively large number of the drilling units currently under construction have been contracted for future work, which may intensify price competition as scheduled delivery dates occur. The entry into service of these new, upgraded or reactivated drilling units will increase supply and has already led to a reduction in dayrates as drilling units are absorbed into the active fleet. In addition, the new construction of high-specification drilling units, as well as changes in our competitors’ drilling unit fleets, could require us to make material additional capital investments to keep our fleet competitive. Lower utilization and dayrates could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on our drilling units if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling units may not be recoverable.

Low crude oil prices worldwide may result in a decrease in our operating income and may have a material adverse effect on our business and operations.

Crude oil prices have decreased significantly during 2015 and have reached the lowest prices since 2004. A decrease in the price of crude oil, which can be influenced by general economic conditions, industry inventory levels, production quotas or other actions imposed by the Organization of Petroleum Exporting Countries (OPEC), weather-related damage and disruptions, competing fuel prices, and geopolitical risks, can adversely affect our business and operations. An investment in our company carries significant exposure to fluctuations in global crude oil prices. During extended periods of historically low prices for crude oil, our earnings and cash flows may be negatively affected.

Consolidation of suppliers may increase the cost of obtaining supplies, which may have a material adverse effect on our results of operations and financial condition.

We rely on certain third parties to provide supplies and services necessary for our operations, including, but not limited to, drilling equipment suppliers and catering and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. Such consolidation, combined with a high volume of drilling units under construction, may result in a shortage of supplies and services, thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time, or at all. These cost increases, delays or unavailability could have a material adverse effect on our results of operations and result in drilling unit downtime and delays in the repair and maintenance of our drilling units.

Our international operations involve additional risks, which could adversely affect our business.

We operate in various regions throughout the world. Our drilling rigs, the Leiv Eiriksson, will commence drilling operations offshore Norway and the Eirik Raude is currently demobilizing from offshore Falkland Islands. Our drillships, the Ocean Rig Corcovado, the Ocean Rig Mylos and the Ocean Rig Mykonos, are operating offshore Brazil, the Ocean Rig Athena is operating offshore Senegal and our drillships, Ocean Rig Poseidon and Ocean Rig Skyros are operating offshore Angola. Our drillships, the Ocean Rig Olympia is currently demobilizing from offshore Angola, and the Ocean Rig Apollo is currently demobilizing from offshore Congo.

In the past, the Eirik Raude has operated in the Gulf of Mexico and offshore Canada, Norway, the United Kingdom, Ghana, West Africa and the Ivory Coast, while the Leiv Eiriksson has operated offshore Greenland, West Africa, Turkey, Ireland, west of the Shetland Islands, the Falkland Islands, Norway and in the North Sea, and the Ocean Rig Corcovado, the Ocean Rig Olympia and the Ocean Rig Athena have operated offshore Greenland, West Africa and Angola, respectively. As a result of our international operations, we may be exposed to political and other uncertainties, including risks of:

•	terrorist and environmental activist acts, armed hostilities, war and civil disturbances;

•	acts of piracy, which have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia and which have generally increased significantly in frequency since 2008, particularly in the Gulf of Aden and off the west coast of Africa;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy, government debt downgrades and potential defaults and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation;

•	other forms of government regulation and economic conditions that are beyond our control; and

•	governmental corruption.

In addition, international contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

•	the equipping and operation of drilling units;

•	repatriation of foreign earnings;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

Some foreign governments favor or effectively require (i) the awarding of drilling contracts to local contractors or to drilling rigs owned by their own citizens, (ii) the use of a local agent or (iii) foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete in those regions. It is difficult to predict what governmental regulations may be enacted in the future that could adversely affect the international drilling industry. The actions of foreign governments, including initiatives by OPEC, may adversely affect our ability to compete. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject us to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets.

Our business and operations involve numerous operating hazards.

Our operations are subject to hazards inherent in the drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions and pollution, including spills similar to the events on April 20, 2010 related to the Deepwater Horizon, in which we were not involved. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, personnel shortages or failure of subcontractors to perform or supply goods or services.

Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in drilling operations, leaks and blowouts or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual indemnity rights with our customers may not adequately cover losses, and we do not have insurance coverage or rights to indemnity for all the risks to which we are exposed. Consistent with standard industry practice, our customers generally assume, and indemnify us against, well control and subsurface risks under dayrate drilling contracts, including pollution damage in connection with reservoir fluids stemming from operations under the contract, damage to the well or reservoir, loss of subsurface oil and gas and the cost of bringing the well under control. We generally indemnify our customers against pollution from substances in our control that originate from the drilling unit (e.g., diesel used onboard the unit or other fluids stored onboard the unit and above the water surface). However, our drilling contracts are individually negotiated, and the degree of indemnification we receive from the customer against the liabilities discussed above can vary from contract to contract, based on market conditions and customer requirements existing when the contract was negotiated. Notwithstanding a contractual indemnity from a customer, there can be no assurance that our customers will be financially able to indemnify us or will otherwise honor their contractual indemnity obligations. We maintain insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. However, pollution and environmental risks generally are not totally insurable. Furthermore, we have no insurance coverage for named storms in the Gulf of Mexico and while trading within war risks excluded areas.

The Deepwater Horizon oil spill in the Gulf of Mexico may result in more stringent laws and regulations governing deepwater drilling, which could have a material adverse effect on our business, operating results or financial condition.

On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling unit that is not connected to us, while it was servicing the Macondo well in the Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling unit, as well as the release of large amounts of oil into the Gulf of Mexico, severely impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the U.S.

Department of Justice, and by the U.S. Congress, and is also the subject of numerous lawsuits. On January 11, 2011, the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling released its final report, with recommendations for new regulations.

We do not currently operate our drilling units in these regions, but we may do so in the future. In any event, changes to leasing and drilling activity requirements as a result of the Deepwater Horizon incident could have a substantial impact on the offshore oil and gas industry worldwide. All drilling activity in the U.S. Gulf of Mexico must be in compliance with enhanced safety requirements contained in the Notice to Lessees 2015-N01. Effective October 22, 2012 all drilling in the U.S. Gulf of Mexico must also comply with the Final Drilling Safety Rule as adopted on August 15, 2012, which enhances safety measures for energy development on the outer continental shelf. All drilling must also comply with the Workplace Safety Rule on Safety and Environmental Management Systems. Also the Bureau of Ocean Energy Management, or BOEM, proposed a rule increasing the limits of liability of damages for offshore facilities under OPA based on inflation which became effective in January 2015. In April 2015, it was announced that new regulations are expected to be imposed in the United States regarding offshore oil and gas drilling. In December 2015 the Bureau of Safety and Environmental Enforcement, or BSEE, announced a new pilot inspection program for offshore facilities. We continue to evaluate these requirements to ensure that our rigs and equipment are in full compliance, where applicable. Additional requirements could be forthcoming based on further recommendations by regulatory agencies investigating the Macondo well incident.

We are not able to predict the extent of future leasing plans or the likelihood, nature or extent of additional rulemaking. Nor are we able to predict when the “BOEM” will enter into leases with our customers or when the BSEE will issue drilling permits to our customers. We are not able to predict the future impact of these events on our operations. The current and future regulatory environment in the Gulf of Mexico could impact the demand for drilling units in the Gulf of Mexico in terms of overall number of rigs in operations and the technical specification required for offshore rigs to operate in the Gulf of Mexico. It is possible that short-term potential migration of rigs from the Gulf of Mexico could adversely impact dayrates levels and fleet utilization in other regions. In addition, insurance costs across the industry have increased as a result of the Macondo well incident and certain insurance coverage has become more costly, less available, and not available at all from certain insurance companies.

Our insurance coverage may not adequately protect us from certain operational risks inherent in the drilling industry.

Our insurance is intended to cover normal risks in our current operations, including insurance against property damage, occupational injury and illness, loss of hire, certain war risks and third-party liability, including pollution liability. For example, the amount of risk we are subject to might increase regarding occupational injuries because on January 12, 2012, the U.S. Supreme Court ruled that the Longshore and Harbor Worker’s Compensation Act, whose provisions are incorporated into the U.S. Outer Continental Shelf Lands Act could cover occupational injuries.

Insurance coverage may not, under certain circumstances, be available, and if available, may not provide sufficient funds to protect us from all losses and liabilities that could result from our operations. We have also obtained loss of hire insurance which becomes effective after 45 days of downtime with coverage that extends for approximately one year. This loss of hire insurance is recoverable only if there is physical damage to the rig or equipment which is caused by a peril against which we are insured. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our gross negligence. Moreover, our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and $250,000 for protection and indemnity claims brought before any U.S. jurisdiction. Our aggregate recovery limit is $500.0 million for all claims arising out of any event covered by our protection and indemnity insurance. Our deductible is $1.5 million per hull and machinery insurance claim. In addition, insurance policies which are extended to cover physical damage claims due to a named windstorm in the Gulf of Mexico generally require additional premium and impose strict recovery limits. Our insurance coverage may not protect fully against losses resulting from a required cessation of drilling unit operations for environmental or other reasons. Insurance may not be available to us at all or on terms acceptable to us, we may not maintain insurance or, if we are so insured, our policy may not be adequate to cover our loss or liability in all cases. The occurrence of a casualty, loss or liability against, which we may not be fully insured against, could significantly reduce our revenues, make it financially impossible for us to obtain a replacement drilling unit or to repair a damaged drilling unit, cause us to pay fines or damages which are generally not insurable and that may have priority over the payment obligations under our indebtedness or otherwise impair our ability to meet our obligations under our indebtedness and to operate profitably.

If we enter into drilling contracts or engage in certain other activities with countries or government-controlled entities or customers associated with countries that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, including entering into drilling contracts with individuals or entities in such countries that are not controlled by their governments or engaging in operations associated with such countries or entities pursuant to contracts with third parties unrelated to those countries or entities, our ability to conduct our business and access U.S. capital markets and our reputation and the market for our securities could be adversely affected.

Although none of our drilling units have operated during the year ending December 31, 2015 in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, including Cuba, Iran, Sudan and Syria, in the future our drilling units may operate in these countries from time to time on our customers’ instructions. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which amended the Iran Sanctions Act. Among other things, CISADA introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

On July 14, 2015, the P5+1 and the EU announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran’s Nuclear Program (the “JCPOA”), which is intended to significantly restrict Iran’s ability to develop and produce nuclear weapons for 10 years while simultaneously easing sanctions directed toward non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and does not involve U.S. persons. On January 16, 2016 (“Implementation

Day”), the United States joined the EU and the UN in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency (“IAEA”) that Iran had satisfied its respective obligations under the JCPOA.

U.S. sanctions prohibiting certain conduct that is now permitted under the JCPOA have not actually been repealed or permanently terminated at this time. Rather, the U.S. government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from OFAC’s sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently “lifted” until the earlier of “Transition Day,” set to occur on October 20, 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our customers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our drilling units, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The instability of the euro or the inability of Eurozone countries to refinance their debts could have a material adverse effect on our ability to fund our future capital expenditures or refinance our debt.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which was activated by mutual agreement in 2013, and assumed the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries.

Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could make it difficult for current or potential lenders in the Eurozone to provide new loan facilities we may need to fund our future capital expenditures.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs or limit our drilling activity.

Our business is affected by laws and regulations relating to the energy industry and the environment in the geographic areas where we operate. The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may, in the future, add significantly to our operating costs or significantly limit drilling activity. Our ability to compete in international contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling units will require certain governmental approvals, the number and prerequisites of which cannot be determined until we identify the jurisdictions in which we will operate on securing contracts for the drilling units. Depending on the jurisdiction, these governmental approvals may involve public hearings and conditions that result in costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations.

We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our drilling units. These regulations include, but are not limited to, the International Maritime Organization, or IMO, International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including designation of Emission Control Areas, or ECAs, thereunder, the IMO International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the IMO International Convention on Load Lines of 1966, as from time to time amended, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard, or USCG, and the U.S. Environmental Protection Agency, or EPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, European Union regulations, and Brazil’s National Environmental Policy Law (6938/81), Environmental Crimes Law (9605/98) and Law (9966/2000) relating to pollution in Brazilian waters.

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. Moreover, the manner in which these laws are enforced and interpreted is constantly evolving. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents and our insurance may not be sufficient to cover all such risks. As a result, claims against us could result in a material adverse effect on our business, results of operations, cash flows and financial condition.

Although our drilling units are separately owned by our subsidiaries, under certain circumstances a parent company and all of the ship-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under OPA or other environmental laws. Therefore, it is possible that we could be subject to liability upon a judgment against us or any one of our subsidiaries.

Our drilling units could cause the release of oil or hazardous substances, especially as our drilling units age. Any releases may be large in quantity, above our permitted limits or occur in protected or sensitive areas where public interest groups or governmental authorities have special interests. Any releases of oil or hazardous substances could result in fines and other costs to us, such as costs to upgrade our drilling rigs, clean up the releases, and comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

If we are able to obtain from our customers some degree of contractual indemnification against pollution and environmental damages in our contracts, such indemnification may not be enforceable in all instances or the customer may not be financially able to comply with its indemnity obligations in all cases. In addition, we may not be able to obtain such indemnification agreements in the future.

Our insurance coverage may not be available in the future or we may not obtain certain insurance coverage. If it is available and we have the coverage, it may not be adequate to cover our liabilities. Any of these scenarios could have a material adverse effect on our business, operating results and financial condition.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Currently, emissions of greenhouse gases from ships involved in international transport are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention of Climate Change Conference in Paris did not result in an agreement that directly limited greenhouse gas emissions from ships. As of January 1, 2013, all ships (including drilling rigs and drillships) must comply with mandatory requirements adopted by the MEPC in July 2011 relating to greenhouse gas emissions. Currently operating ships are now required to develop and implement the Ship Energy Efficiency Management Plans, or SEEMPs, and the new ships to be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index, or EEDI. These requirements could cause us to incur additional compliance costs. The IMO is also considering the implementation of market-based mechanisms to reduce greenhouse gas emissions from ships. In April 2015, a regulation was adopted requiring that large ships (over 5,00 gross tons) calling at European Union, or EU, ports from January 2018 collect and publish data on carbon dioxide emissions and other information. In the United States, the EPA has issued a finding that greenhouse gases endanger public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. The EPA enforces both the CAA and the international standards found in Annex VI of MARPOL concerning marine diesel engines, their emissions, and the sulphur content in marine fuel. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.

Because our business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

We currently operate, and historically have operated, our drilling units outside of the United States in a number of countries throughout the world, including some with developing economies. Also, the existence of state or government-owned shipbuilding enterprises puts us in contact with persons who may be considered “foreign officials” under the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Acts of terrorism and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. In addition, acts of terrorism and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower dayrates. Insurance premiums could increase and coverage may be unavailable in the future. U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future. Increased insurance costs or increased cost of compliance with applicable regulations may have a material adverse effect on our results of operations.

Military action, other armed conflicts, or terrorist attacks have caused significant increases in political and economic instability in geographic regions where we operate and where our newbuilding drillships are being constructed.

Military tension involving North and South Korea, the Middle East, Africa and other attacks, threats of attacks, terrorism and unrest, have caused instability or uncertainty in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the geographic areas where we operate and where we have contracted with a major shipyard in Korea to build our three newbuilding drillships. Acts of terrorism and armed conflicts or threats of armed conflicts in these locations could limit or disrupt our operations, including disruptions resulting from the cancellation of contracts or the loss of personnel or assets. In addition, any possible reprisals as a consequence of ongoing military action in the Middle East, such as acts of terrorism in the United States or elsewhere, could materially and adversely affect us in ways we cannot predict at this time.

Acts of piracy have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, off the coast of West Africa and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2012 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea. If these piracy attacks result in regions in which our drilling units are deployed being characterized as “war risk” zones by insurers, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our drilling units, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

The U.S. government recently imposed legislation concerning the deteriorating situation in Somalia, including acts of piracy offshore Somalia. On April 13, 2010, the President of the United States issued an Executive Order, which we refer to as the Order, prohibiting, among other things, the payment of monies to or for the benefit of individuals and entities on the list of Specially Designated Nationals, or SDNs, published by U.S. Department of the Treasury’s Office of Foreign Assets Control. Certain individuals associated with piracy offshore Somalia are currently designated persons under the SDN list. The Order is applicable only to payments by U.S. persons and not by foreign entities, such as Ocean Rig UDW Inc. Notwithstanding this fact, it is possible that the Order, and the regulations promulgated thereunder, may affect foreign private issuers to the extent that such foreign private issuers provide monies, such as ransom payments to secure the release of crews and ships in the event of detention hijackings, to any SDN for which they seek reimbursement from a U.S. insurance carrier. While additional regulations relating to the Order may be promulgated by the U.S. government in the future, we cannot predict what effect these regulations may have on our operations.

Hurricanes may impact our ability to operate our drilling units in the Gulf of Mexico or other U.S. coastal waters, which could reduce our revenues and profitability.

Hurricanes Ivan, Katrina, Rita, Gustav and Ike caused damage to a number of drilling units unaffiliated with us in the U.S. Gulf of Mexico. Drilling units that moved off their locations during the hurricanes damaged platforms, pipelines, wellheads and other drilling units. BOEM and the BSEE, the U.S. organizations that issue a significant number of relevant guidelines for the drilling units’ activities, had guidelines for tie-downs on drilling units and permanent equipment and facilities attached to outer continental shelf production platforms, and moored drilling unit fitness during hurricane season. These guidelines effectively impose requirements on the offshore oil and natural gas industry in an attempt to increase the likelihood of survival of offshore drilling units during a hurricane. The guidelines also provide for enhanced information and data requirements from oil and natural gas companies that operate properties in the Gulf of Mexico region of the Outer Continental Shelf. BOEM and BSEE may issue similar guidelines for future hurricane seasons and may take other steps that could increase the cost of operations or reduce the area of operations for our ultra-deepwater drilling units, thereby reducing their marketability. Implementation of new guidelines or regulations that may apply to ultra-deepwater drilling units may subject us to increased costs and limit the operational capabilities of our drilling units. Our drilling units do not currently operate in the Gulf of Mexico or other U.S. coastal waters but may do so in the future.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

The shipment of goods, services and technology across international borders subjects us to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations also could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

New technologies may cause our current drilling methods to become obsolete, resulting in an adverse effect on our business.

The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage and competitive pressures may force us to implement new technologies at substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to benefit from technological advantages and implement new technologies before we can. We may not be able to implement technologies on a timely basis or at a cost that is acceptable to us.

Risks Relating to Our Company

We have substantial indebtedness, and may incur substantial additional indebtedness, which could adversely affect our financial health.

As of December 31, 2015, on a consolidated basis, we had $4.4 billion in aggregate principal amount of indebtedness outstanding, including the repurchase of senior notes discussed below. In February 2015, our wholly owned subsidiary, Drillship Alonissos Owners Inc., entered into a secured term loan facility to partially finance the construction costs of the Ocean Rig Apollo and we drew down an amount of $462,000 under this facility on March 3, 2015. During the year ended December 31, 2015, one of our wholly owned subsidiaries has repurchased a principal amount of $270.6 million of the 7.25% Senior Unsecured Notes due in 2019 and $192.3 million of the 6.5% Senior Secured Notes due in 2017.

Our substantial indebtedness could have significant adverse consequences for an investment in us and on our business and future prospects, including the following:

•	we may not be able to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments, which may result in possible defaults on and acceleration of such indebtedness;

•	we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	we may not be able to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	less leveraged competitors could have a competitive advantage because they have lower debt service requirements and, as a result, we may not be better positioned to withstand economic downturns;

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors and our management’s discretion in operating our business may be limited; and

•	we may be unable to raise the funds necessary to repurchase the 6.50% senior secured notes due 2017, or our Senior Secured Notes, issued by Drill Rigs Holdings Inc., our wholly-owned subsidiary, or Drill Rigs Holdings, in September 2012 tendered to Drill Rigs Holdings if there is a change of control or event of loss or in connection with an asset sale offer, which would constitute a default under the indenture governing the Senior Secured Notes.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may not be able to effect any of these remedies on satisfactory terms, or at all.

We may incur additional debt, which could exacerbate the risks associated with our substantial leverage.

Even with our existing level of debt, we and our subsidiaries may incur additional indebtedness in the future. In May 2015 we drew down an amount of $462.0 million under the previous agreed facility in connection with the delivery of Ocean Rig Apollo and we may incur additional indebtedness in order to fund the estimated remaining contractual obligations for the construction of the remaining three unfinanced seventh generation drillships, excluding financing costs, of $1.8 billion as of the day of this registration statement. Although the terms of our existing debt agreements, and any future debt agreements we enter into, will limit our ability to incur additional debt, these terms may not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our substantial leverage.

The agreements and instruments governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

Our secured credit facilities, the bond agreement governing our unsecured senior notes and the indenture governing the Senior Secured Notes impose, and future financial obligations may impose, certain operating and financial restrictions on us. These restrictions may prohibit or otherwise limit our ability to, among other things:

•	enter into other financing arrangements;

•	incur or guarantee additional indebtedness;

•	create or permit liens on our assets;

•	consummate a merger, consolidation or sale of our drilling units or the shares of our subsidiaries;

•	make investments;

•	change the general nature of our business;

•	pay dividends, redeem capital stock or subordinated indebtedness or make other restricted payments;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries under the indenture governing our Senior Secured Notes;

•	change the management and/or ownership of our drilling units;

•	enter into transactions with affiliates;

•	transfer or sell assets;

•	amend, modify or change our organizational documents;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

In addition, certain of our existing secured credit facilities require us to maintain specified financial ratios and satisfy various financial covenants, including covenants related to the market value of our drilling units, capital expenditures and maintenance of a minimum amount of total available cash. Any future credit agreement or amendment or debt instrument we enter into may contain similar or more restrictive covenants. Events beyond our control, including changes in the economic and business conditions in the deepwater offshore drilling market in which we operate, may affect our ability to comply with these ratios and covenants. Our ability to maintain compliance will also depend substantially on the value of our assets, our dayrates, our ability to obtain drilling contracts, our success at keeping our costs low and our ability to successfully implement our overall business strategy. We cannot guarantee that we would be able to obtain our lenders’ waiver or consent with respect to any noncompliance with the specified financial ratios and financial covenants under our various credit facilities or future financial obligations or that we would be able to refinance any such indebtedness in the event of default.

These restrictions, ratios and financial covenants in our debt agreements could limit our ability to fund our operations or capital needs, make acquisitions or pursue available business opportunities, which in turn may adversely affect our financial condition. A violation of any of these provisions could result in a default under our existing and future debt agreements which could allow all amounts outstanding thereunder to be declared immediately due and payable. This would likely in turn trigger cross-acceleration and cross-default rights under the terms of our indebtedness outstanding at such time. If the amounts outstanding under our indebtedness were to be accelerated or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to make scheduled payments on our outstanding indebtedness will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the offshore drilling industry or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure drilling contracts at acceptable rates. Assuming no exercise of any options to extend the terms of our existing drilling contracts, our operating drilling units are contracted from the first quarter of 2015 to the third quarter of 2021. In addition, we have been awarded with a one-year extension of the drilling contract for the Ocean Rig Poseidon by ENI. We cannot guarantee that we will be able to secure employment for the Ocean Rig Olympia, Eirik Raude and Ocean Rig Apollo, our uncontracted operating drilling units, and for the Ocean Rig Santorini, Ocean Rig Crete and Ocean Rig Amorgos, our seventh generation drillships scheduled for delivery in 2017, 2018 and 2019, respectively.

Furthermore, our financial and operating performance, and our ability to service our indebtedness, is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our various debt agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors.

If our operating cash flows are insufficient to service our debt and to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions. Furthermore, reducing or delaying capital expenditures or selling assets could impair future cash flows and our ability to service our debt in the future.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing such indebtedness, which would allow creditors at that time to declare all such indebtedness then outstanding to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights among our other debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under our existing and future debt agreements were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We will need to procure significant additional financing, which may be difficult to obtain on acceptable terms or at all, in order to complete the construction of our seventh generation drillships.

We have entered into contracts with a major shipyard in Korea, for the construction of three seventh generation drillships two of which are new integrated design drillships and all are equipped with two blow-out preventers that are scheduled to be delivered to us in 2017, 2018 and 2019, respectively. The estimated total project cost for our three seventh generation drillships, excluding financing costs, is approximately $2.2 billion, of which an aggregate of approximately $1.8 billion was outstanding as of December 31, 2015. We expect to finance the remaining delivery payments of these seventh generation drillships with cash on hand, operating cash flow, equity financing and additional bank debt. We may also incur additional costs and liability to the shipyards, which may pursue claims against us under our newbuilding construction contracts and retain and sell our seventh generation drillships to third parties.

We may be unable to secure ongoing drilling contracts, including for the Ocean Rig Olympia, Eirik Raude and Ocean Rig Apollo, our uncontracted operating drilling units, and Ocean Rig Santorini, our seventh generation drillship to be delivered in 2017, due to strong competition, and the contracts that we enter into may not provide sufficient cash flow to meet our debt service obligations with respect to our indebtedness.

Assuming no exercise of any options to extend the terms of our existing drilling contracts, our operating drilling units are contracted from the first quarter of 2015 to the third quarter of 2021. In addition, we have been awarded with a one-year extension of the drilling contract for the Ocean Rig Poseidon by ENI.

Our ability to renew our existing drilling contracts or obtain new drilling contracts for our drilling units, including the three uncontracted operating drilling units and the seventh generation drillships under construction for which we have not yet secured employment, will depend on prevailing market conditions. We cannot guarantee we will be able to enter into new drilling contracts upon the expiration or termination of the contracts we have in place or at all or that there will not be a gap in employment between our current drilling contracts and subsequent contracts. In particular, if the price of crude oil is low, or it is expected that the price of crude oil will decrease in the future, at a time when we are seeking to arrange employment contracts for our drilling units, we may not be able to obtain employment contracts at attractive rates or at all.

If the rates we receive for the reemployment of our drilling units upon the expiration or termination of our existing drilling contracts are lower than the rates under our existing contracts, we will recognize less revenue from the operations of our drilling units. In addition, delays under existing drilling contracts could cause us to lose future contracts if a drilling unit is not available to start work at the agreed date. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling units at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If the oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, including for the seventh generation drillships under construction, or we may be forced to enter into drilling contracts at unattractive dayrates. Either of these events could impair our ability to generate sufficient cash flow to make principal and interest payments under our indebtedness and meet our capital expenditure and other obligations.

Construction of drillships is subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

We have entered into contracts with a major shipyard in Korea, for the construction of three seventh generation drillships two of which are new integrated design drillships and all are equipped with two blow-out preventers that are scheduled to be delivered to us in 2017, 2018 and 2019, respectively. From time to time in the future, we may undertake additional new construction projects and conversion projects. In addition, we may make significant upgrade, refurbishment, conversion and repair expenditures for our fleet from time to time, particularly as our drilling units become older. Some of these expenditures are unplanned. These projects together with our existing construction projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shipyard unavailability;

•	shortages of equipment, materials or skilled labor for completion of repairs or upgrades to our equipment;

•	unscheduled delays in the delivery of ordered materials and equipment or shipyard construction;

•	financial or operating difficulties experienced by equipment vendors or the shipyard;

•	unanticipated actual or purported change orders;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	design or engineering changes;

•	latent damages or deterioration to the hull, equipment and machinery in excess of engineering estimates and assumptions;

•	work stoppages;

•	client acceptance delays;

•	weather interference, storm damage or other events of force majeure;

•	disputes with shipyards and suppliers;

•	shipyard failures and difficulties;

•	failure or delay of third-party equipment vendors or service providers;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals or in meeting permit or approval conditions.

These factors may contribute to cost variations and delays in the delivery of our ultra-deepwater newbuilding drillships. Delays in the delivery of these newbuilding drillships or the inability to complete construction in accordance with their design specifications may, in some circumstances, result in a delay in drilling contract commencement, resulting in a loss of revenue to us, and may also cause customers to renegotiate, terminate or shorten the term of a drilling contract for the drillship pursuant to applicable late delivery clauses. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms or at all. Additionally, capital expenditures for drilling unit upgrades, refurbishment and construction projects could materially exceed our planned capital expenditures. Moreover, our drilling units that may undergo upgrade, refurbishment and repair may not earn a dayrate during the periods they are out of service. In addition, in the event of a shipyard failure or other difficulty, we may be unable to enforce certain provisions under our newbuilding contracts such as our refund guarantee, to recover amounts paid as installments under such contracts. The occurrence of any of these events may have a material adverse effect on our results of operations, financial condition or cash flows.

As our current operating fleet is comprised of two ultra-deepwater drilling rigs and eight drillships, we rely heavily on a small number of customers and the loss of a significant customer could have a material adverse impact on our financial results.

As of December 31, 2015, we had seven customers for our current operating fleet of two ultra-deepwater drilling rigs and eight drillships. We are subject to the usual risks associated with having a limited number of customers for our services. Our three largest customers represented 19%, 15% and 15% of our revenues during the fiscal year ended December 31, 2015, respectively, and our seven customers represented, 99.4% of our revenues during the year ended December 31 2015. If our customers terminate, suspend or seek to renegotiate the drilling contracts for drilling units, as they are entitled to do under various circumstances, or cease doing business, our results of operations and cash flows could be adversely affected. Although we expect that a limited number of customers will continue to generate a substantial portion of our revenues, we will have to expand our pool of customers as we take delivery of our three newbuilding drillships and further grow our business.

Currently, our revenues depend on two ultra-deepwater drilling rigs and eight drillships, which are designed to operate in harsh environments. The damage or loss of any of our drilling units could have a material adverse effect on our results of operations and financial condition.

Our revenues are dependent on the Leiv Eiriksson, which will commence drilling operations offshore Norway, while our drillships, the Ocean Rig Corcovado, the Ocean Rig Mylos and the Ocean Rig Mykonos, which are operating offshore Brazil and our drillships, the Ocean Rig Poseidon and the Ocean Rig Skyros, which are operating offshore Angola, and the Ocean Rig Athena, which is operating offshore Senegal, while the Eirik Raude, the Ocean Rig Olympia and the Ocean Rig Apollo are currently uncontracted.

Our drilling units may be exposed to risks inherent in deepwater drilling and operating in harsh environments that may cause damage or loss. The drilling of oil and gas wells, particularly exploratory wells where little is known of the subsurface formations involves risks, such as extreme pressure and temperature, blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions, pollution and natural disasters such as hurricanes and tropical storms.

In addition, offshore drilling operations are subject to perils peculiar to marine operations, either while on-site or during mobilization, including capsizing, sinking, grounding, collision, marine life infestations, and loss or damage from severe weather. The replacement or repair of a drilling rig or drillship could take a significant amount of time, and we may not have any right to compensation for lost revenues during that time. As long as we have only seven drilling units in operation, loss of or serious damage to one of the drilling units could materially reduce our revenues for the time that drilling unit is out of operation. In view of the sophisticated design of the drilling units, we may be unable to obtain a replacement unit that could perform under the conditions that our drilling units are expected to operate, which could have a material adverse effect on our results of operations and financial condition.

Our future contracted revenue for our fleet of drilling units may not be ultimately realized.

As of March 11, 2016, the future contracted revenue for our fleet of operating drilling units, or our contract backlog, was approximately $2.7 billion under firm commitments. We may not be able to perform under our drilling contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our drilling contracts for various reasons, including adverse conditions, resulting in lower daily rates. For example, during 2016, three of our customers have terminated or canceled three of our drilling contracts. Our inability, or the inability of our customers, to perform under the respective contractual obligations may have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to certain risks with respect to our counterparties, including under our drilling contracts, and failure of these counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We enter into drilling services contracts with our customers, newbuilding contracts with shipyards, interest rate swap agreements and forward exchange contracts, and have employed and may employ our drilling rigs and newbuild drillships on fixed-term and well contracts. Our drilling contracts, newbuilding contracts, and hedging agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore contract drilling industry, the overall financial condition of the counterparty, the dayrates received for specific types of drilling rigs and drillships and various expenses. In addition, in depressed market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. Should counterparty fail to honor its obligations under an agreement with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Most of our offshore drilling contracts may be terminated early due to certain events.

Under most of our current drilling contracts, our customers have the right to terminate the drilling contract upon the payment of an early termination or cancellation fee. However, such payments may not fully compensate us for the loss of the contract.

In addition, our drilling contracts permit our customers to terminate the contracts early without the payment of any termination fees under certain circumstances, including as a result of major non-performance, longer periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to piracy or force majeure events beyond our control. In addition, during periods of challenging market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, we may be subject to an increased risk of our clients seeking to renegotiate the terms of their existing contracts or repudiate their contracts, including through claims of non-performance. Our customers’ ability to perform their obligations under their drilling contracts with us may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our consolidated statement of financial position, results of operations or cash flows

If our drilling units fail to maintain their class certification or fail any annual survey or special survey, that drilling unit would be unable to operate, thereby reducing our revenues and profitability and violating certain covenants under certain of our debt agreements.

Every drilling unit must be “classed” by a classification society. The classification society certifies that the drilling unit is “in-class,” signifying that such drilling unit has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling unit’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. Both our drilling rigs and two of our operating drillships are certified as being “in class” by Det Norske Veritas, while the remaining six operating drillships are certified as being “in class” by American Bureau of Shipping. The Leiv Eiriksson was credited with completing its last Special Periodical Survey in April 2011 and the Eirik Raude completed the same in December 2012, while their next Special Periodical Survey is scheduled for 2016 and 2017, respectively. Our four sixth-generation operating drillships are due for their first Special Periodical Surveys in 2016 and 2017. Our four operating seventh generation drillships are due for their first Special Periodical Surveys in 2018, 2019 and 2020. If any drilling unit does not maintain its class and/or fails any annual survey or special survey, the drilling unit will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in certain of our debt agreements. Any such inability to carry on operations or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Our drilling units, including our seventh generation drillships following their delivery to us, may suffer damage and we may face unexpected yard costs, which could adversely affect our cash flow and financial condition.

If our drilling units, including our seventh generation drillships following their delivery to us, suffer damage, they may need to be repaired at a yard. The costs of yard repairs are unpredictable and can be substantial. The loss of earnings while our drilling units are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay dry docking costs not covered by our insurance.

We may not be able to maintain or replace our drilling units as they age.

The capital associated with the repair and maintenance of our fleet increases with age. We may not be able to maintain our existing drilling units to compete effectively in the market, and our financial resources may not be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement drilling units.

We may have difficulty managing our planned growth properly.

We intend to continue to grow our fleet. Our future growth will primarily depend on our ability to:

•	locate and acquire suitable drillships;

•	identify and consummate acquisitions or joint ventures;

•	enhance our customer base;

•	locate and retain suitable personnel for our fleet;

•	manage our expansion; and

•	obtain required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We may experience operational challenges as we begin operating our new drillships which may result in low earnings efficiency and/or reduced dayrates compared to maximum dayrates. We may be unable to successfully execute our growth plans or we may incur significant expenses and losses in connection with our future growth which would have an adverse impact on our financial condition and results of operations.

The market value of our current drilling units, and any drilling units we may acquire in the future, including our seventh generation drillships upon their delivery to us, may decrease, which could cause us to incur losses if we decide to sell them following a decline in their values or accounting charges that may affect our ability to comply with certain covenants in our secured credit facilities.

If the offshore contract drilling industry suffers adverse developments in the future, the fair market value of our drilling units may decline. The fair market value of the drilling units we currently own or may acquire in the future may increase or decrease depending on a number of factors, including:

•	prevailing level of drilling services contract dayrates;

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling units;

•	supply and demand for drilling units;

•	costs of newbuildings;

•	governmental or other regulations; and

•	technological advances.

In the future, if the market values of our drilling units deteriorate significantly, we may be required to record an impairment charge in our financial statements, which could adversely affect our results of operations. If we sell any drilling unit when drilling unit prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the drilling unit’s carrying amount on our financial statements, resulting in a loss. Additionally, any such deterioration in the market values of our drilling units could trigger a breach of certain financial covenants under our secured credit facilities and our lenders may accelerate loan repayments. Such a charge, loss or repayment could materially and adversely affect our business prospects, financial condition, liquidity, and results of operations. As a result of the impairment review for the year ended December 31, 2015, it was determined that the carrying amount of the two drilling units were not recoverable and, therefore, an impairment loss of $415.0 million was recognized.

Because we generate most of our revenues in U.S. Dollars, but incur a significant portion of our employee salary and administrative and other expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

Our principal currency for our operations and financing is the U.S. Dollar. A substantial portion of the operating dayrates for the drilling units, our principal source of revenues, are quoted and received in U.S. Dollars; however, a portion of our revenue under our contracts is receivable in Brazilian Real and Angolan Kwanza. The principal currency for operating expenses is also the U.S. Dollar; however, a significant portion of employee salaries and administration expenses, as well as parts of the consumables and repair and maintenance expenses for the drilling rigs, may be paid in Norwegian Kroner (NOK), Great British Pounds (GBP), Canadian dollars (CAD), Euros (EUR) or other currencies depending in part on the location of our drilling operations. For the year ended December 31, 2015, approximately 47% of our expenses were incurred in currencies other than the U.S. Dollars. This exposure to foreign currency could lead to fluctuations in net income and net revenue due to changes in the value of the U.S. Dollar relative to the other currencies. Revenues paid in foreign currencies against which the U.S. Dollar rises in value can decrease, resulting in lower U.S. Dollar denominated revenues. Expenses incurred in foreign currencies against which the U.S. Dollar falls in value can increase, resulting in higher U.S. Dollar denominated expenses. We have employed derivative instruments in order to economically hedge our currency exposure; however, we may not be successful in hedging our future currency exposure and our U.S. Dollar denominated results of operations could be materially and adversely affected upon exchange rate fluctuations determined by events outside of our control.

We are dependent upon key management personnel.

Our operations depend to a significant extent upon the abilities and efforts of our key management personnel. The loss of our key management personnel’s service to us could adversely affect our efforts to obtain employment for our drillships and discussions with our lenders and, therefore, could adversely affect our business prospects, financial condition and results of operations. We do not currently, nor do we intend to, maintain “key man” life insurance on any of our personnel.

Failure to attract or retain key personnel, labor disruptions or an increase in labor costs could adversely affect our operations.

We require highly skilled personnel to operate and provide technical services and support for our business in the offshore drilling sector worldwide. As of December 31, 2015, we employed 2,274 employees, the majority of whom are full-time crew employed on our drilling units. Under certain of our employment contracts, we are required to have a minimum number of local crew members on our drillships. We will need to recruit additional qualified personnel as we take delivery on our newbuilding drillships. Competition for the labor required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. If turnover increases, we could see a reduction in the experience level of our personnel, which could lead to higher downtime, more operating incidents and personal injury and other claims, which in turn could decrease revenues and increase costs. In response to these labor market conditions, we are increasing efforts in our recruitment, training, development and retention programs as required to meet our anticipated personnel needs. If these labor trends continue, we may experience further increases in costs or limits on our offshore drilling operations.

Currently, our employees in Brazil and Norway are covered by collective bargaining agreements. In the future, some of our employees or contracted labor may be covered by collective bargaining agreements in certain jurisdictions such as Nigeria and the United Kingdom. As part of the legal obligations in some of these agreements, we may be required to contribute certain amounts to retirement funds and pension plans and have restricted ability to dismiss employees. In addition, many of these represented individuals could be working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance.

Labor disruptions could hinder our operations from being carried out normally and if not resolved in a timely cost-effective manner, could have a material impact our business. If we choose to cease operations in one of those countries or if market conditions reduce the demand for our drilling services in such a country, we would incur costs, which may be material, associated with workforce reductions.

Our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues, which may have a material adverse effect on our results of operations, financial condition and cash flows.

Operating revenues may fluctuate as a function of changes in supply of offshore drilling units and demand for contract drilling services, which, in turn, affect dayrates and the utilization and performance of our drilling units. However, costs for operating drilling units are generally fixed regardless of the dayrate being earned. Therefore, our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues. In addition, should our drilling units incur idle time between contracts, we typically will not de-man those drilling units but rather use the crew to prepare the units for its next contract. During times of reduced activity, reductions in costs may not be immediate, as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In addition, as our drilling units are mobilized from one geographic location to another, labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are incurred. If we experience increased operating costs without a corresponding increase in earnings, this may have a material adverse effect on our results of operations, financial condition and cash flows.

In the event a major shipyard in Korea does not perform under its agreements with us and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows. Similarly failure by us to honor our commitments under these shipbuilding contracts would result in events of default and affect our results of operations, financial condition and cash flows.

As of March 11, 2016, we had paid an aggregate of $333.6 million to a major shipyard in Korea in connection with our seventh generation drillships currently scheduled for delivery in 2017, 2018 and 2019. The estimated remaining total construction payments for these three newbuilding drillships, excluding financing costs, amounted to approximately $1.8 billion in aggregate as of December 31, 2015.

In the event the major shipyard in Korea does not perform under its agreements with us and we are unable to enforce certain refund guarantees with third party bankers due to an outbreak of war, bankruptcy or otherwise, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows. Similarly failure by us to honor our commitments under these shipbuilding contracts would result in events of default and would require us to certain default payments plus interest, including charges and expenses incurred by the shipyard as a direct consequence of the default. Upon default, the shipyard would be entitled to retain installments already paid by us, the cost of supplies already delivered to the shipyard and other claims. As such, events of default under the shipbuilding contracts for our newbuildings would adversely affect our results of operations, financial condition and cash flows.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

As of December 31, 2015, we had entered into interest rate swaps for the purpose of managing our exposure to fluctuations in interest rates applicable to indebtedness under our secured credit facilities, which was drawn at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Our existing interest rate swaps as of December 31, 2015 do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes. We recognize fluctuations in the fair value of these contracts in our statement of operations. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements, under which loans have been advanced at a floating rate based on LIBOR and for which we have not entered into an interest rate swap or other hedging arrangement. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations. At December 31, 2015, the fair value of our interest rate swaps was a net liability position of $8.2 million.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Our debt under certain of our senior secured credit facilities bears interest at variable rates. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

We conduct our worldwide drilling operations through various subsidiaries. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, or in the valuation of our deferred tax assets, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, inter-company pricing policies or the taxable presence of our operating subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in the United States, Canada, the U.K., Brazil, Angola, Cyprus, Ghana, Netherlands, Ivory Coast, Tanzania, Falkland Islands, Ireland, Congo, West Africa, Senegal, Equatorial Guinea or Norway, our effective tax rate on our worldwide earnings could increase substantially and our earnings and cash flows from our operations could be materially adversely affected.

Our subsidiaries are subject to taxation in the jurisdictions in which their offshore drilling activities are conducted. Such taxation results in decreased earnings available to our shareholders.

United States tax authorities may treat us as a “passive foreign investment company” for United States federal income tax purposes, which may have adverse tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of

“passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We do not believe that we are currently a PFIC, although we may have been a PFIC for certain prior taxable years. Based on our current operations and future projections, we do not believe that we have been, are, or will be (including after giving effect to the Redomiciliation) a PFIC with respect to any taxable year beginning with the 2009 taxable year.

However, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we or one of our subsidiaries is a PFIC. Moreover, no assurance can be given that we or one of our subsidiaries would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation—U.S. Federal Income Tax Considerations”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of the common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the common shares. In the event that our shareholders face adverse U.S. tax consequences as a result of investing in our common shares, this could adversely affect our ability to raise additional capital through the equity markets. See “Taxation—U.S. Federal Income Tax Considerations” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. We cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases, insurers may not remain solvent and policies may not be located.

Investor confidence may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We have implemented procedures in order to meet the evaluation requirements of Rules 13a-15(c) and 15d-15(c) under the Securities Exchange Act of 1934, or the Exchange Act, for the assessment under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Section 404 requires us to include in our annual reports on Form 20-F (i) our management’s report on, and assessment of, the effectiveness of our internal controls over financial reporting and (ii) our independent registered public accounting firm’s attestation to and report on the effectiveness of our internal controls over financial reporting in our annual report. If we fail to maintain the adequacy of our internal controls over financial reporting, we will not be in compliance with all of the requirements imposed by Section 404. Any failure to comply with Section 404 could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business.

We and many of our subsidiaries are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our second amended and restated articles of incorporation and second amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholders’ rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Upon effectiveness of the Redomiciliation, and following our adoption of new memorandum and articles of association in accordance with Cayman Islands law, the corporate affairs of Ocean Rig will be governed by the Companies Law (2013 Revision) of the Cayman Islands, as amended from time to time, or the Companies Law. Our subsidiaries incorporated in the Republic of the Marshall Islands will continue to be governed by the BCA. See “Risks Relating to the Change in Our Place of Incorporation” and “Description of Our Capital Stock—Comparison of the Republic of the Marshall Islands and Cayman Islands Corporate Law” where we describe material provisions under the law of the Republic of the Marshall Islands and the law of the Cayman Islands relating to your rights as a shareholder.

It may not be possible for investors to enforce U.S. judgments against us.

We and all but three of our subsidiaries are incorporated in jurisdictions outside the United States and a substantial portion of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers reside outside the United States and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries and directors and officers are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries and directors and officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries and directors and officers based on those laws.

We depend on officers and directors who are associated with affiliated companies which may create conflicts of interest.

Our officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, our Chairman, President and Chief Executive Officer, Mr. George Economou, is also the Chairman, President and Chief Executive Officer of DryShips, our former parent company, and has significant shareholdings in DryShips. In addition, our Executive Vice President, Mr. Anthony Kandylidis is also the Executive Vice President of Dryships. Mr. Economou has fiduciary duties to manage the business of DryShips in a manner beneficial to DryShips and its shareholders and may have conflicts of interest in matters involving or affecting us and our customers or shareholders. In addition, Messrs. Economou and Kandylidis may have conflicts of interest when faced with decisions that could have different implications for DryShips than they do for us. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

In addition, we have engaged Cardiff Drilling to provide consulting and other services relating to our drilling units. The capital stock of Cardiff Drilling is owned Mr. Economou. We have also engaged Vivid Finance Ltd., or Vivid Finance, a company controlled by Mr. Economou, to act as a consultant on financing matters relating to us and our subsidiaries. If any of these conflicts of interest are not resolved in our favor, this could have a material adverse effect on our business.

Furthermore, the indenture governing our Senior Secured Notes contains restrictions on our ability and the ability of our Restricted Subsidiaries (as defined in the indenture), including Drill Rigs Holdings, the issuer of the Senior Secured Notes, to engage in transactions with, or make certain payments to, affiliates. These restrictions do not prohibit us or any Restricted Subsidiary from entering into a management agreement with an affiliate, including DryShips and any of its subsidiaries, for the provision of drilling unit management services (and the making of payments thereunder) that is entered into in the ordinary course of business and that is in line with industry standards, so long as such agreement has been approved by a majority of the disinterested directors.

We are a “foreign private issuer”, which could make our common shares less attractive to some investors or otherwise harm our stock price.

We are, and after giving effect to the Redomiciliation will continue to be, a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities and Exchange Act of 1934, as amended, or the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Accordingly there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common shares less attractive to some investors or otherwise harm our stock price.

Risks Relating to Our Common Shares

We cannot assure you that an active and liquid public market for our common shares will continue.

Our common shares commenced “regular way” trading on the NASDAQ Global Select Market on October 6, 2011 and commenced trading in the Norwegian OTC market maintained by the Norwegian Security Dealers Association in December 2010. We will seek, and expect to receive, approval from the NASDAQ Global Select Market to trade the common shares of Ocean Rig (Cayman Islands) under the same system “ORIG” after the Redomiciliation. We cannot assure you that an active and liquid public market for our common shares will continue.

Since 2008, the U.S. stock market has experienced extreme price and volume fluctuations. In addition, the offshore drilling industry has been highly unpredictable and volatile. If the volatility in the market or the offshore drilling industry continues or worsens, it could have an adverse effect on the market price of our common stock and may impact a potential sale price if holders of our common stock decide to sell their shares.

The market price of our common stock may be influenced by many factors, many of which are beyond our control, including the following:

•	actual or anticipated variations in our operating results;

•	changes in our cash flow, EBITDA or earnings estimates;

•	changes in the price of oil;

•	publication of research reports about us or the industry in which we operate;

•	increases in market interest rates that may lead purchasers of common shares to demand a higher expected yield which, would mean our share price would fall;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	terrorist attacks;

•	economic and regulatory trends; and

•	general market conditions.

As a result of these and other factors, investors in our common stock may not be able to resell their shares at or above the price they paid for such shares or at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales of our common shares could have an adverse effect on our share price.

In order to finance the currently contracted and future growth of our fleet, we will have to incur substantial additional indebtedness and possibly issue additional equity securities. Future common share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing common stockholders, including their relative voting rights, and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our common stockholders, as to which no assurance can be given. Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our common stockholders. Our debt will be senior in all respects to our common shares, will generally include financial and operating covenants with which we must comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Such activities could, however, cause the price of our common shares to decline significantly.

As of March 11, 2016 DryShips owned 56,079,533, or approximately 40.4%, of our outstanding common shares, our Chairman, President and Chief Executive Officer, Mr. George Economou, was deemed to beneficially own 7,421,860, or approximately 5.4% of our outstanding common shares and our Executive Vice President, Mr. Anthony Kandylidis, was deemed to beneficially own 1,684,512, or 1.2%, of our outstanding common shares. The common shares held by DryShips and beneficially owned by Mr. Economou are “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and may not be transferred unless they have been registered under the Securities Act or an exemption from registration is available. Upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities six months following the date of acquisition of the restricted securities from us. As our common shares become eligible for sale under Rule 144, the volume of sales of our common shares on applicable securities markets may increase, which could reduce the market value of our common shares.

DryShips, our former parent company, may affect the outcome of matters on which our shareholders are entitled to vote.

As of March 11, 2016, DryShips owned approximately 40.4%, of our outstanding common shares. DryShips may affect the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions. DryShips’s interests may be different from your interests and the commercial goals of DryShips as a shareholder, and our goals, may not always be aligned. The equity interests owned by DryShips may make it more difficult for us to maintain our business independence from other companies owned by DryShips and DryShips’s affiliates.

MARKET VALUE OF OUR COMMON SHARES

Since October 6, 2011, the primary trading market for our common shares has been the NASDAQ Global Select Market, on which our shares are listed under the symbol “ORIG.” On September 19, 2011 our common shares began “when issued” trading and on October 6, 2011 commenced “regular way” trading on the NASDAQ Global Select Market. The secondary trading market for our common stock is the Norwegian OTC Market, on which our common shares have been trading since the pricing the private offering on December 15, 2010.

The table below sets forth the high and low closing prices of our common shares for each of the periods indicated, as reported by the NASDAQ Global Select Market and the Norwegian OTC Market. The quoted prices from the Norwegian OTC Market reflect intermittent transactions that were privately negotiated. Accordingly, the quoted prices are not necessarily indicative of the share prices that would have been obtained had there been a more active market for our common shares. The trading prices for our common shares on the Norwegian OTC Market are quoted in Norwegian kroner.

For the Year Ended	Low (NASDAQ)		High (NASDAQ)		Low(1) (OTC)		High(1) (OTC)
December 31, 2011	$11.96	(3)	$16.50	(3)	72.00		125.00
December 31, 2012	11.75		18.17		73.00		102.00
December 31, 2013	13.76		20.83		89.03		124.00
December 31, 2014	8.50		19.87		124.00		124.00
December 31, 2015	1.38		9.52			(4)		(4)

For the Quarter Ended
March 31, 2014	16.51		19.36			(4)		(4)
June 30, 2014	16.34		19.87		124.00		124.00
September 30, 2014	16.12		19.11			(4)		(4)
December 31, 2014	8.50		15.56			(4)		(4)
March 31, 2015	5.91		9.49			(4)		(4)
June 30, 2015	5.12		9.52			(4)		(4)
September 30, 2015	2.04		5.27			(4)		(4)
December 31, 2015	1.38		2.94			(4)		(4)

For the Month Ended
August 2015	2.56		4.00			(4)		(4)
September 2015	2.04		3.41			(4)		(4)
October 2015	1.82		2.94			(4)		(4)
November 2015	1.83		2.30			(4)		(4)
December 2015	1.38		1.97			(4)		(4)
January 2016	1.09		1.69			(4)		(4)
February 2016	0.71		1.13			(4)		(4)
March 2016 (through March 11, 2016)	0.76		1.48			(4)		(4)

(1)	As reported in Norwegian Kroner. As of March 11, 2016, the U.S. Dollar/Norwegian Kroner exchange rate was $1.00/NOK 8.53.
(2)	For the period from December 15, 2010, the date on which our common shares began trading on Norwegian OTC Market, until the end of the period.
(3)	For the period from October 6, 2011, the date on which our common shares began “regular way” trading on the NASDAQ Global Select Market, until the end of the period.
(4)	There were no trades during this period.

On November 2, 2011, the Board of Directors of resolved to admit our common shares to listing on or, alternatively, Oslo Axess, subject to our compliance with certain customary listing requirements of the .. The Chief Executive Officer of is authorized to decide whether the Company should be listed on or Oslo Axess and to fix the date of listing. We have requested an indefinite extension for the proposed listing date on the Oslo Bors or, alternatively, the Oslo Axess, which was originally scheduled to be no later than December 16, 2011.

We cannot guarantee that our common shares will be listed on the Oslo Bors or, alternatively, the Oslo Axess. In addition, at our 2011 Annual General Meeting of Shareholders held on December 23, 2011, our shareholders approved the delisting of our common shares from the Oslo Bors, or, alternatively, the Oslo Axess, as applicable, if and only if such delisting should be determined by our board of directors to be in our best interests and those of our shareholders, and authorized our board of directors, in its discretion, to apply for and effect such delisting at any time on our prior to our 2016 Annual General Meeting of Shareholders.

THE REDOMICILIATION

General

We will effectuate the Redomiciliation by filing the following with the Registrar of Companies in the Cayman Islands: (a) a list of the directors and officers of the Company and their respective addresses; (b) a certified copy of the Company’s certificate of formation and its current amended and restated articles of incorporation and bylaws; (c) a certificate of good standing for the Company issued by the Registrar of Corporations of the Republic of the Marshall Islands; (d) confirmation of the Company’s proposed registered office in the Cayman Islands upon effectiveness of the Redomiciliation; (e) an affidavit by a director of the Company together with a statement of the assets and liabilities of the Company; (f) a declaration by a director of the Company that the operations of the Company will be conducted mainly outside the Cayman Islands; and (g) an undertaking by a director of the Company that notice of the Redomiciliation will be given within 21 days of its effectiveness to all secured creditors of the Company.

Upon the issuance of a certificate of registration by way of continuation by the Registrar of Companies in the Cayman Islands, we will be domesticated and continue as a Cayman Islands company with our existing name “Ocean Rig UDW Inc.” Although the Redomiciliation does not require the approval of any of our shareholders under Marshall Islands law, our board of directors must provide approval in order for the Redomiciliation to be effected. Under Marshall Islands and Cayman Islands law, the Redomiciliation into Cayman Islands is deemed effective upon our receipt of certificate of registration by way of continuation issued by the Registrar of Companies in the Cayman Islands. After the Redomiciliation becomes effective, we will deliver a copy of the certificate of registration by way of continuation to the Registrar of Corporations in the Republic of the Marshall Islands.

In connection with the Redomiciliation, Ocean Rig (Cayman Islands) will adopt new memorandum and articles of association to be filed with the Registrar of Companies in the Cayman Islands, which, together with the certificate of registration by way of continuation issued by the Registrar of Companies in the Cayman Islands, will be the constitutional documents of Cayman Islands after the Redomiciliation. Cayman Islands law requires us to file new amended and restated memorandum and articles of association within ninety days of the effective date of the Redomiciliation. See “—Shareholder Rights” below.

Background for the Redomiciliation

Our senior management and Board of Directors has been considering various methods of addressing the combination of adverse conditions affecting the Company’s business including the recent worldwide economic downturn, the oversupply of drilling units and low crude oil prices worldwide. In its consideration of different financial and strategic options to improve the Company’s position and prospects under the current challenging business environment, our Board of Directors determined that Cayman Islands corporate law would allow the Company to implement potential actions more flexibly and efficiently than under Marshall Islands law. Our Board of Directors believes that the Redomiciliation will best support our business strategy under the current difficult economic conditions affecting the deep water off-shore drilling business, and allow us to improve our position in light of, and increase our flexibility to respond to these difficult conditions that are expected to continue for the near to medium term. Our Board of Directors considered several possible new jurisdictions for the Company’s domicile, and concluded that a Cayman Islands domicile would best serve the Company’s goals and interests.

Effects and Advantages of the Redomiciliation

Our Board of Directors believes that there are a number of positive effects and advantages of the Redomiciliation. Namely, (a) the issued share capital of the Company can be entirely nominal; (b) all the issued share capital can be held by one shareholder; (c) it is not necessary that any of the shareholders, directors or officers be resident in the Cayman Islands; (d) the Board of Directors can be comprised of such number of persons as may be desired and no officers are required by law; (e) there is no requirement that any meetings of the Board of Directors be held in the Cayman Islands; (f) it is not necessary for the company to hold an annual general meeting of its shareholders or annual directors meetings; (g) it is not necessary that the company have its accounts audited annually, or that its accounts be filed with the authorities in the Cayman Islands; (h) there are no forms of relevant direct taxation in the Cayman Islands whatsoever, although stamp duty may be payable on documents executed in or subsequently brought to the Cayman Islands in original form, unless exempt; (i) the company may apply to the Governor in Cabinet for (and expect to obtain) an undertaking that the company will be exempted for a period of twenty years from issue from payment of taxation on profit, capital gains or inheritance should such legislation be introduced in the Cayman Islands.

From the date of Redomiciliation, the Company continues as a body corporate for all purposes as if incorporated and registered as an exempted company under and subject to the law of the Cayman Islands. The Company then has: (a) the capacity to perform all the functions of an exempted company; (b) the capacity to sue and to be sued; (c) perpetual succession; and (d) the power to acquire, hold and dispose of property.

As a matter of Cayman Islands law, the Redomiciliation provisions do not operate: (a) to create a new legal entity; (b) to prejudice or affect the identity or continuity of the Company as previously constituted; (c) to affect the property of the Company; (d) to affect any appointment made, resolution passed or any other act or thing done in relation to the Company pursuant to a power conferred by any of the charter documents of the Company or by the laws of the jurisdiction under which the Company was previously incorporated, registered or existing; (e) except to the extent provided by or pursuant to the law of the Cayman Islands, to affect the rights, powers, authorities, functions and liabilities or obligations of the Company or any other person; or (f) to render defective any legal proceedings by or against the Company and any legal proceedings that could have been continued or commenced by or against the Company before its Redomiciliation under the Law may, notwithstanding the Redomiciliation, be continued or commenced by or against the Company after Redomiciliation.

Accordingly, although the Redomiciliation will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including our adoption of new constitutional documents within ninety days after effectiveness of the Redomiciliation, which are described in this prospectus, the business, assets and liabilities of Ocean Rig and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Redomiciliation as they are currently before the Redomiciliation.

No Change in Management or Our Board of Directors

Our executive officers will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are George Economou (Chairman, President and Chief Executive Officer), Anthony Kandylidis (Executive Vice President), Gilles Bocabarteille (Chief Operating Officer) and Niki Fotiou (Senior Vice President of Finance and Accounting).

Our board of directors will continue as our board of directors upon effectiveness of the Redomiciliation. Our Board will be composed of George Economou, Chrysoula Kandylidis, Vassilis Karamitsanis, George Kokkodis and John Liveris.

In addition, neither the members nor the chairpersons of our Audit Committee, Compensation Committee or Nominating and Governance Committee will change upon effectiveness of the Redomiciliation.

Redomiciliation Share Conversion

In the Redomiciliation, each of our currently outstanding common shares will automatically continue to be outstanding by operation of law, on a one-for-one basis, as shares of Ocean Rig (Cayman Islands). Consequently, upon effectiveness of the Redomiciliation, each holder of our common shares will instead hold shares of Ocean Rig (Cayman Islands) representing the same proportional equity interest in Ocean Rig as that shareholder held in

Ocean Rig (Marshall Islands) and representing the same class of shares. The number of common shares of Ocean Rig (Cayman Islands) outstanding immediately after the Redomiciliation will be the same as the number of common shares of Ocean Rig (Marshall Islands) outstanding immediately prior to the Redomiciliation.

Ocean Rig (Cayman Islands) will not issue new share certificates to Ocean Rig (Cayman Islands) shareholders who currently hold any of our share certificates. A shareholder who currently holds any of our share certificates will receive a new share certificate only upon any future transaction in Ocean Rig (Cayman Islands) common shares that requires the transfer agent to issue share certificates in exchange for existing share certificates. It is not necessary for shareholders of Ocean Rig (Marshall Islands) to exchange their existing share certificates for share certificates of Ocean Rig (Cayman Islands). Until surrendered and exchanged, each certificate evidencing Ocean Rig (Marshall Islands) common shares will be deemed for all purposes of the Company to evidence the identical number of common shares of Ocean Rig (Cayman Islands). Holders of uncertificated common shares of Ocean Rig (Marshall Islands) immediately prior to the Redomiciliation will continue as holders of uncertificated common shares of Ocean Rig (Cayman Islands) upon effectiveness of the Redomiciliation.

Shareholder Rights

After the effectiveness of the Redomiciliation, the rights of shareholders of Ocean Rig (Cayman Islands) will arise under Cayman Islands law. Under Cayman Islands law, a company that has registered by way of continuation, has ninety days from the issuance of its certificate of registration to file and adopt new memorandum and articles of association. Until we adopt these new constitutional documents, during this ninety day period, our existing amended and restated articles of association and by laws will be in effect but governed by Cayman Islands law. The constitutional documents and Cayman Islands law may contain provisions that differ in some respects from those in our current constitutional documents and Marshall Islands law and, therefore, some of your rights as a stockholder of Ocean Rig (Cayman Islands) could differ from the rights you currently possess as a shareholder of Ocean Rig (Marshall Islands). The new memorandum and articles of association will be substantially the same as our current constitutional documents subject to changes to conform to the Companies Law. See “Description of Our Capital Stock—Comparison of the Republic of the Marshall Islands and Cayman Islands Corporate Law” where we describe material provisions under the law of the Republic of the Marshall Islands and the law of the Cayman Islands relating to your rights as a shareholder.

No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation

Under Marshall Islands law and our current by laws, shareholder approval of the Redomiciliation is not required, and our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Redomiciliation. Nor does Cayman Islands law provide for any such rights. We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder vote or action is required to effect the Redomiciliation.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We are incorporating by reference selected financial information including our consolidated statement of operations and consolidated balance sheet data for the years 2010 through 2014 which is included in our Annual Report on Form 20-F and which has been filed with the U.S. Securities and Exchange Commission on March 9, 2015 and for the nine months ended, September 30, 2014 and September 30, 2015, included in our report on Form 6-K which has been filed with the U.S. Securities and Exchange Commission on December 8, 2015. The selected financial information for the years 2010 through 2014 has been derived from our audited consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The selected financial information for nine months ended, September 30, 2014 and September 30, 2015 has been derived from our unaudited consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods.. The financial information should be read in conjunction with Item 5. “Operating and Financial Review and Prospects,” the consolidated financial statements, related notes and other financial information included in our in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 9, 2015 and are incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are incorporating by reference Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2014 and December 31, 2013 included in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on March 9, 2015 and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine-month and six-month periods ended September 30, 2015 and June 30, 2015 filed on Form 6-K with the U.S. Securities and Exchange Commission on December 8, 2015 and on Form 6-K/A on August 10, 2015, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a number of different financial market risks arising from our normal business activities. Financial market risk is the possibility that fluctuations in currency exchange rates and interest rates will affect the value of our assets, liabilities or future cash flows.

To reduce and manage these risks, management periodically reviews and assesses its primary financial market risks. Once risks are identified, appropriate action is taken to mitigate the specific risks. The primary strategy used to reduce our financial market risks is the use of derivative financial instruments where appropriate. Derivatives are used periodically in order to hedge our ongoing operational exposures as well as transaction-specific exposures. When the use of derivatives is deemed appropriate, only conventional derivative instruments are used. These may include interest rate swaps, forward contracts and options.

It is our policy to enter into derivative financial instruments only with highly rated financial institutions. We use derivatives only for the purposes of managing risks associated with interest rate and currency exposure.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our long-term and short-term debt. The international drilling industry is capital intensive, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings.

Historically, we have been subject to market risks relating to changes in interest rates, because we have had significant amounts of floating rate debt outstanding. We manage this risk by entering into interest rate swap agreements in which we exchange fixed and variable interest rates based on agreed upon notional amounts. We use such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparty to the derivative financial instrument is a major financial institution in order to manage exposure to nonperformance counterparties.

As of December 31, 2014 and 2015, we had a total of seven interest rate swap, cap and floor agreements, maturing from April 2016 through November 2021. These agreements are entered into in order to hedge our exposure to interest rate fluctuations with respect to our borrowings.

Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase in LIBOR of 1%, with all other variables held constant, would have decreased our net income and decreased our cash flows for the year ended December 31, 2015 by approximately $14.3 million, based on our total outstanding debt level at December 31, 2015. A 1% increase in LIBOR, with all other variables held constant, would have increased our interest expense for the year ended December 31, 2015 from $280.3 million to $294.6 million.

Foreign Currency Exchange Risk

We generate a substantial portion of our revenues in U.S. dollars; however, a portion of our revenue under our contracts with Petroleo Brasileiro S.A., or Petrobras Brazil, for the Ocean Rig Corcovado and the Ocean Rig Mykonos is, and with Repsol Sinopec Brasil S.A., or Repsol, for the Ocean Rig Mylos is receivable in Brazilian Real. In addition, for the year ended December 31, 2015, we incurred approximately 47% of our operating expenses and the majority of our management expenses in currencies other than the U.S. dollar. For accounting purposes, expenses incurred in currencies other than the U.S. dollar are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. Because a significant portion of our expenses are incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, which could affect the amount of net income that we report in future periods. As of December 31, 2015, the net effect of a 1% adverse movement in U.S. dollar/Euro exchange rates would not have a material effect on our net income, while the net effect of a 1% adverse movement in U.S. dollar/currencies other than the U.S. dollar exchange rates would have resulted in a decrease of $3.2 million in our profits before taxes for the year ended December 31, 2015.

Our international operations expose us to foreign exchange risk. We use a variety of techniques to minimize exposure to foreign exchange risk, such as the use of foreign exchange derivative instruments. Fluctuations in foreign currencies typically have not had a material impact on our overall results. In situations where payments of local currency do not equal local currency requirements, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used to mitigate foreign currency risk. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes. On December 31, 2015, we did not have any open foreign currency forward exchange contracts.

BUSINESS

Our Company

We are an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. We seek to utilize our high-specification drilling units to the maximum extent of their technical capability and we believe that we have earned a reputation for operating performance excellence, customer service and safety.

We, through our wholly-owned subsidiaries, currently own and operate two modern, fifth generation ultra-deepwater semisubmersible offshore drilling rigs, the Leiv Eiriksson and the Eirik Raude, four sixth generation advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, delivered in January 2011, March 2011, July 2011 and September 2011, respectively and four seventh generation drillships, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, delivered in August 2013, December 2013, March 2014 and March 2015, respectively by a major shipyard in Korea. The Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos are “sister-ships” constructed to the same high-quality vessel design and specifications and are capable of drilling in water depths of 10,000 feet. The design of our seventh generation drillships reflects additional enhancements that enable the drillships to drill in water depths of 12,000 feet. The Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo are “sister ships” constructed to the same high-quality drillship design and specifications. We believe that owning and operating “sister-ships” helps us maintain our cost efficient operations on a global basis through the shared inventory and use of spare parts and the ability of our offshore maritime crews to work seamlessly across all of our drillships.

In addition, we have contracts to construct three seventh generation drillships at a major shipyard in Korea, the Ocean Rig Santorini, the Ocean Rig Crete and the Ocean Rig Amorgos. These newbuilding’s are scheduled for delivery in 2017, 2018 and 2019, respectively and we are currently in discussions with the shipyard to reschedule our newbuilding construction program. The estimated remaining total construction payments for these drillships amounted to approximately $1.8 billion in aggregate as of December 31, 2015.

We employ our drilling units primarily on a dayrate basis for periods of between two months and six years to drill wells for our customers, typically major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies.

We believe that our operating drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, as well as our three seventh generation drillships under construction, are among the most technologically advanced drillships in the world. Among other technological enhancements, our drillships are equipped with dual activity drilling technology, which involves two drilling systems using a single derrick that permits two drilling-related operations to take place simultaneously. We estimate this technology saves between 15% and 40% in drilling time, depending on the well parameters. Each of our operating drillships is capable of drilling 40,000 feet at water depths of 10,000 feet and our seventh generation drillships have the capacity to drill 40,000 feet at water depths of 12,000 feet.

Our Fleet

Set forth below is summary information concerning our offshore drilling units as of March 11, 2016.

Drilling Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Expected Contract Term(1)	Dayrate(4)	Drilling Location
Operating Drilling Rigs
Leiv Eiriksson	2001/5th	10,000	30,000	Lundin Norway AS	Q3 2016	$145,000	Norway

Operating Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q2 2015–Q2 2018	$475,539(3)	Brazil
Ocean Rig Poseidon	2011/6th	10,000	40,000	ENI Angola S.p.A.	Q2 2013–Q2 2017	$537,124	Angola
Ocean Rig Mykonos	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q1 2015–Q1 2018	$475,539(3)	Brazil
Ocean Rig Mylos	2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q3 2013–Q3 2016	$651,310	Brazil
Ocean Rig Skyros	2013/7th	12,000	40,000	Total E&P Angola	Q4 2015–Q3 2021	$558,203	Angola
Ocean Rig Athena	2014/7th	12,000	40,000	ConocoPhillips Angola 36&37 Ltd. Conoco Phillips Senegal B.V.	Q2 2014–Q2 2017	$708,070	Angola, Senegal

Available for employment(2)
Eirik Raude	2002/5th	10,000	30,000
Ocean Rig Olympia	2011/6th	10,000	40,000
Ocean Rig Apollo	2015/7th	12,000	40,000

(1)	Not including the exercise of any applicable options to extend the term of the contract and any notification received for the termination of contracts.
(2)	These drilling units are en route to their respective stacking locations and are available for charter.
(3)	Approximately 20% of the dayrates are service fees paid to us in Brazilian Real (R$). The day rate disclosed in this table is based on the March 11, 2016 exchange rate of R$3.67:$1.00. During the first and second quarter of 2015, the Ocean Rig Mykonos and the Ocean Rig Corcovado, respectively, commenced drilling operations under the new awarded contracts, which are extensions of the previous contracts from Petrobras, for drilling offshore Brazil. The term of each extension is for 1,095 excluding reimbursement by Petrobras for contract related equipment upgrades.
(4)	These rates represent the current operating rates applicable under each contract. Depending on the contract, these rates may be escalated.

Newbuilding Drillships

We have entered into contracts for the construction of three seventh generation drillships, two of which are new integrated design drillships and all are equipped with two blow-out preventers, scheduled for delivery in 2017, 2018 and 2019, respectively, in connection with which we had made total payments of $333.6 million to a major shipyard in Korea, as of December 31, 2015. We are currently in discussions with the shipyard to reschedule our newbuilding construction program. The estimated total project cost for these drillships is approximately $2.2 billion.

Employment of Our Fleet

Employment of Our Drilling Rigs

The Leiv Eiriksson will commence a three-well drilling contract in April 2016 with Lundin Norway AS with minimum duration of 163 days, in Norway at a dayrate of $145,000.

Employment of Our Drillships

In May 2015, the Ocean Rig Corcovado commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 11, 2016, the dayrate is $475,539, (including service fees of $71,539 based on the contracted rate in Real and the March 11, 2016 exchange rate of R$3.67:$1.00).

The Ocean Rig Poseidon commenced a three-year drilling contract with ENI Angola S.p.A., or ENI, in May 2013 for drilling operations offshore Angola at a dayrate as of March 11, 2016 of $537,124. In January 2015, ENI has exercised its option to extend the contract for the drillship Ocean Rig Poseidon for a further one year until the second quarter of 2017.

In March 2015, the Ocean Rig Mykonos commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 11, 2016, the dayrate is $475,539, (including service fees of $71,539 based on the contracted rate in Real and the March 11, 2016 exchange rate of R$3.67:$1.00).

The Ocean Rig Mylos commenced a three-year drilling contract with Repsol for drilling operations offshore Brazil in August 2013. As of March 11, 2016, the dayrate is $651,310.

In October 2015, the Ocean Rig Skyros commenced its six year contract with Total for drilling operations offshore Angola. As of March 11, 2016, the dayrate is $558,203.

The Ocean Rig Athena commenced a three-year drilling contract with ConocoPhillips for drilling operations offshore Angola in March 2014. As of March 11, 2016, the dayrate is $708,070.

The total contracted backlog under our drilling contracts for our drilling units, including our drilling rigs, as of March 11, 2016, was $2.7 billion. We calculate our contract backlog by multiplying the contractual dayrate under all of our employment contracts for which we have firm commitments as of March 11, 2016, by the minimum expected number of days committed under such contracts (excluding any options to extend), assuming full earnings efficiency. There can be no assurance that the counterparties to such contracts will fulfill their obligations under the contracts. See the section of this registration statement entitled “ Risk Factors—Risks Relating to Our Company—Our future contracted revenue for our fleet of drilling units may not be ultimately realized.”

Unless otherwise stated, all references to dayrates included in this registration statement are exclusive of any applicable annual contract revenue adjustments, which generally result in the escalation of the dayrates payable under the drilling contracts.

Management of Our Fleet

Up to October 2013, our wholly owned subsidiary, Ocean Rig AS, provided supervisory management services including onshore management, to our operating drilling rigs and drillships pursuant to separate management agreements entered into with each of the drilling unit-owning subsidiaries. Ocean Rig AS also provided supervisory management services for our seventh generation drillships under construction.

As from October 2013, the above services are provided by our wholly owned subsidiary, Ocean Rig Management Inc., pursuant to separate management agreements entered/to be entered with each of the drilling unit—owning subsidiaries. Under the terms of these management agreements, Ocean Rig Management Inc., through its affiliates is responsible for, among other things, (i) assisting in construction contract technical negotiations, (ii) securing contracts for the future employment of the drilling units, and (iii) providing commercial, technical and operational management for the drillships.

In addition, we have engaged Cardiff Drilling Inc, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, to provide us with consulting and other services with respect to the arrangement of employment for, and relating to the purchase and sale of, our drilling units.

The Offshore Drilling Industry

In recent years, the international drilling market has seen an increasing trend towards deep and ultra-deepwater oil and gas exploration. As shallow water resources mature, deep and ultra-deepwater regions are expected to play an increasing role in offshore oil and gas exploration and production. According to industry sources, the industry-wide global ultra-deepwater market has seen rapid development over the last six years, with dayrates increasing from approximately $180,000 in 2004 to above $600,000 in 2008. The operating units capable of drilling in ultra-deepwater depths of greater than 7,500 feet consist mainly of fifth, sixth and seventh generation units, and also include certain older upgraded units. The in-service fleet as of February 2016 totaled 165 units, and is expected to grow to 221 units upon the scheduled delivery of the current newbuild orderbook by the end of 2020. Historically, an increase in supply has caused a decline in utilization and dayrates until drilling units are absorbed into the market. Accordingly, dayrates have been very cyclical. We believe that the largest undiscovered offshore reserves are mostly located in ultra-deepwater fields and primarily located in the “golden triangle” between West Africa, Brazil and the Gulf of Mexico, as well as in East Africa, Australia and Southeast Asia. The location of these large offshore reserves has resulted in more than 90% of the floating drilling unit, or floater, orderbook being represented by ultra-deepwater units. Furthermore, due to increased focus on technically challenging operations and the inherent risk of developing offshore fields in ultra-deepwater, particularly in light of the Deepwater Horizon accident in the Gulf of Mexico, in which we were not involved, oil companies have already begun to show a preference for modern units more capable of drilling in these challenging environments.

Markets

Our operations are geographically dispersed in oil and gas exploration and development areas worldwide. Although the cost of moving a rig and the availability of rig-moving vessels may cause the balance between supply and demand to vary between regions, significant variations do not tend to exist long-term because of rig mobility. Consequently, we operate in a single, global offshore drilling market. Because our drilling rigs are mobile assets and are able to be moved according to prevailing market conditions, we cannot predict the percentage of our revenues that will be derived from particular geographic or political areas in future periods.

In recent years, there has been increased emphasis by oil companies to expand their proven reserves and thus focus on exploring for hydrocarbons in deeper waters. This deepwater focus is due, in part, to technological developments that have made such exploration more feasible and cost-effective. Therefore, water-depth capability is a key component in determining drilling rig suitability for a particular drilling project. Another distinguishing feature in some drilling market sectors is a drilling rig’s ability to operate in harsh environments, including extreme marine and climatic conditions and temperatures.

Our drilling units service the ultra-deepwater sector of the offshore drilling market. Although the term “deepwater” as used in the drilling industry to denote a particular sector of the market can vary and continues to evolve with technological improvements, we generally view the deepwater market sector as that which begins in water depths of approximately 4,500 feet and extends to the maximum water depths in which seventh generation drilling rigs are capable of drilling, which is currently approximately 12,000 feet.

Our Customers

Our customers are generally major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies. We, together with our predecessor, Ocean Rig ASA, have an established history with 286 wells drilled in 20 countries for 34 different customers as of January 2016.

For the years ended December 31, 2013, 2014, and 2015 the following customers, which represent all of our customers for the years indicated, accounted for more than 10% of our consolidated annual revenues:

	Year ended December 31,
	2013	2014	2015
Customer A	—	14%	14%
Customer B	33%	18%	19%
Customer C	13%	12%	13%
Customer D	18%	30%	15%
Customer E	12%	14%	13%
Customer F	—	—	15%

Contract Drilling Services

Our contracts to provide offshore drilling services and drilling units are individually negotiated and vary in their terms and provisions. We generally obtain our contracts through competitive bidding against other contractors. The contracts for our drilling units typically provide for compensation on a “dayrate” basis under which we are paid a fixed amount for each day that the vessel is operating under a contract at full efficiency, with higher rates while the drilling unit is operating and lower rates for periods of mobilization or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond our control. Under most dayrate contracts, we pay the operating expenses of the drilling rig or drillship, including planned rig maintenance, crew wages, insurance and the cost of supplies.

A dayrate drilling contract generally extends over a period of time covering either the drilling of a single well or group of wells or covering a stated term, as do the current contracts under which our drilling units are employed. Currently, there is no spot market for offshore drilling units. The length of shorter-term contracts is typically from 60 to 365 days and the longer-term contracts are typically from two to five years. The contract term in some instances may be extended by the client exercising options for the drilling of additional wells or for an additional term. Our contracts also typically include a provision that allows the client to extend the contract to finish drilling a well-in-progress.

From time to time, contracts with customers in the offshore drilling industry may contain terms whereby the customer has an option to cancel upon payment of an early termination payment, but where such payments may not fully compensate for the loss of the contract. Contracts also customarily provide for either automatic termination or termination at the option of the customer typically without the payment of any termination fee, under various circumstances such as major nonperformance, in the event of substantial downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events. Many of these events are beyond our control.

We expect that provisions of future contracts will be similar to those in our current contracts for our drilling units. See “—Employment of our Fleet.”

Competition

The offshore contract drilling industry is competitive with numerous industry participants, few of which at the present time have a dominant market share. The drilling industry has experienced consolidation in recent years and may experience additional consolidation, which could create additional large competitors. Many of our competitors have significantly greater financial and other resources, including more drilling units, than us. We compete with offshore drilling contractors that, as of February 2016, together have approximately 165 ultra-deepwater drilling units worldwide, defined as units with water depth capacity of 7,500 feet or more.

The offshore contract drilling industry is influenced by a number of factors, including global demand for oil and natural gas, current and anticipated prices of oil and natural gas, expenditures by oil and gas companies for exploration and development of oil and natural gas and the availability of drilling rigs. In addition, mergers among oil and natural gas exploration and production companies have reduced, and may from time to time reduce, the number of available customers.

Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a contract. Customers may also consider unit availability, location and suitability, a drilling contractor’s operational and safety performance record, and condition and suitability of equipment. We believe that we compete favorably with respect to these factors.

We compete on a worldwide basis, but competition may vary significantly by region at any particular time. Competition for offshore units generally takes place on a global basis, as these units are highly mobile and may be moved from one region to another, at a cost that may be substantial. Competing contractors are able to adjust localized supply and demand imbalances by moving units from areas of low utilization and dayrates to areas of greater activity and relatively higher dayrates. Significant new unit construction and upgrades of existing drilling units could also intensify price competition.

Seasonality

In general, seasonal factors do not have a significant direct effect on our business as most of our drilling units are contracted for periods of at least 12 months. However, our drilling units may perform drilling operations in certain parts of the world where weather conditions during parts of the year could adversely impact the operational utilization of our drilling units and our ability to relocate units between drilling locations, and as such, limit contract opportunities in the short term. Such adverse weather could include the hurricane season for our operations in the Gulf of Mexico, the winter season in offshore Norway, and the monsoon season in Southeast Asia.

Environmental and Other Regulations

Our offshore drilling operations include activities that are subject to numerous international, federal, state and local laws and regulations, including, the International Maritime Organization, or IMO, International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including designation of Emission Control Areas, or ECAs, thereunder, the IMO

International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the IMO International Convention on Load Lines of 1966, as from time to time amended, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, or EPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, European Union regulations, and Brazil’s National Environmental Policy Law (6938/81), Environmental Crimes Law (9605/98) and Law (9966/2000) relating to pollution in Brazilian waters. These laws govern the discharge of materials into the environment or otherwise relate to environmental protection. In certain circumstances, these laws may impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part.

For example, the IMO, has adopted MARPOL Annex VI to regulate harmful air emissions from ships, which include drilling rigs and drillships. Amendments to the Annex VI regulations which entered into force on July 1, 2010, require a progressive reduction of sulfur oxide levels in heavy bunker fuels and create more stringent nitrogen oxide emissions standards for marine engines in the future. Effective August 1, 2012, certain coastal areas of North America were designated ECAs, and in January 1, 2014, the United States Caribbean Sea was designated ECA. We may incur costs to comply with these revised standards. Rigs and drillships must comply with MARPOL limits on emissions of sulfur oxide, nitrogen oxide, chlorofluorocarbons and other air pollutants, except that the MARPOL limits do not apply to emissions that are directly related to drilling, production, or processing activities. We believe that all of our drilling units are currently compliant in all material respects with these regulations.

Our drilling units are subject not only to MARPOL regulation of air emissions, but also to the Bunker Convention’s strict liability for pollution damage caused by discharges of bunker fuel in jurisdictional waters of ratifying states.

Furthermore, any drillships that we may operate in United States waters, including the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States, would have to comply with OPA and CERCLA requirements, among others, that impose liability (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges of oil or other hazardous substances, other than discharges related to drilling.

The BSEE periodically issues guidelines for rig fitness requirements in the Gulf of Mexico and may take other steps that could increase the cost of operations or reduce the area of operations for our units, thus reducing their marketability. Implementation of BSEE guidelines or regulations may subject us to increased costs or limit the operational capabilities of our units and could materially and adversely affect our operations and financial condition.

Numerous governmental agencies issue regulations to implement and enforce the laws of the applicable jurisdiction, which often involve lengthy permitting procedures, impose difficult and costly compliance measures, particularly in ecologically sensitive areas, and subject operators to substantial injunctive relief and administrative, civil and criminal penalties for failure to comply. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance or limit contract drilling opportunities, including changes in response to a serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the April 2010 Deepwater Horizon oil spill in the Gulf of Mexico, in which we were not involved, could adversely affect our financial results. While we believe that we are in substantial compliance with the current laws and regulations, there is no assurance that compliance can be maintained in the future.

In addition to the MARPOL, OPA, and CERCLA requirements described above, our international operations are subject to various other international conventions and laws and regulations in countries in which we operate, including laws and regulations relating to the importation of and operation of drilling units and equipment, currency conversions and repatriation, oil and gas exploration and development, environmental protection, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. New environmental or safety laws and regulations could be enacted, which could adversely affect our ability to operate in certain jurisdictions. Governments in some countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Implementation of new environmental laws or regulations that may apply to ultra-deepwater drilling units may subject us to increased costs or limit the operational capabilities of our drilling units and could materially and adversely affect our operations and financial condition.

Insurance for Our Offshore Drilling Units

We maintain insurance for our drilling units in accordance with industry standards. Our insurance is intended to cover normal risks in our current operations, including insurance against property damage, loss of hire, war risk and third-party liability, including pollution liability. The insurance coverage is established according to the Norwegian Marine Insurance Plan of 1996, version 2010, but excluding collision liabilities which are covered by the Protection and Indemnity insurance. We have obtained insurance for the full assessed market value of our drilling units, as assessed by rig brokers. Our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and in the case of other hull and machinery claims, our deductible is $1.5 million per event. Our insurance coverage may not protect fully against losses resulting from a required cessation of drilling unit operations for environmental or other reasons. We also have loss of hire insurance cover for approximately one year which becomes effective after 45 days. This loss of hire insurance is recoverable only if there is physical damage to the rig or equipment which is caused by a peril against which we are insured. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our negligence. In addition, insurance may not be available to us at all or on terms acceptable to us, and there is no guarantee that even if we are insured, our policy will be adequate to cover our loss or liability in all cases. We plan to maintain insurance for our seventh generation drillships upon their delivery to us in accordance with the Norwegian Marine Insurance Plan of 1996, version 2010. This insurance would also be intended to cover normal risks in our current operations, including insurance against property damage, loss of hire and war risks. Third-party liability, including pollution liability and collision liability, is covered under our protection and indemnity insurance.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our drilling units. The kinds of permits, licenses and certificates required depend upon several factors, including the waters in which a drilling unit operates, the nationality of a drilling unit’s crew and the age of a drilling unit. We have been able to obtain all permits, licenses and certificates currently required to permit our drilling units to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

Organizational Structure

For a full list of our subsidiaries, please see Exhibit 8.1 to this registration statement. All of the subsidiaries are, directly or indirectly, wholly-owned by Ocean Rig UDW Inc., except for Ocean Rig Deepwater Drilling Ltd., of which all but one of the issued and outstanding shares is owned indirectly by Ocean Rig UDW Inc. and the remaining outstanding share is owned by a director of the company, and Ocean Rig Angola Ltd., which is 51% owned by Angolan shareholders and 49% indirectly owned by Ocean Rig UDW Inc.

As March 11, 2016, DryShips (NASDAQGS: DRYS) owned approximately 40.4% of our total outstanding common shares.

Property, Plants and Equipment

We do not own any real property. We maintain our principal executive offices in Nicosia, Cyprus and certain of our subsidiaries lease office space from unaffiliated third parties for offices in Athens, Greece; Luanda, Angola; Rio de Janeiro, Brazil; Stavanger, Norway; Pointe-Noire, Congo and Aberdeen, United Kingdom. Our interests in the drilling units in our fleet are our only material properties. See “Business—Our Fleet” in this section.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers and the principal officers of certain of our operating subsidiaries. Members of our board of directors are elected annually on a staggered basis. Each director elected holds office for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Officers are appointed from time to time by our board of directors, or our relevant subsidiary, as applicable, and hold office until a successor is appointed.

Directors and executive officers of Ocean Rig UDW Inc.

Name	Age	Position
George Economou	63	Chairman of the Board, President, Chief Executive Officer and Class A Director
Chrysoula Kandylidis	62	Class C Director
Vassilis Karamitsanis	40	Class B Director
Anthony Kandylidis	38	Executive Vice President
Gilles Bocabarteille	48	Chief Operating Officer
George Kokkodis	54	Class C Director
John Liveris	64	Class B Director
Niki Fotiou	46	Senior Vice President of Finance and Accounting

The business address of each of our directors and executive officers is 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus.

Biographical information with respect to the above individuals is set forth below.

George Economou was appointed as our President and Chief Executive Officer on September 2, 2010, and Chairman and Director in December 2010. Mr. Economou has over 25 years of experience in the maritime industry. He has served as Chairman, President and Chief Executive Officer of DryShips Inc. since January 2005. He successfully took DryShips public in February 2005, on NASDAQ under the trading symbol “DRYS”. Mr. Economou has overseen the growth of DryShips into one of the largest US-listed dry bulk companies in fleet size and revenue and one of the largest Panamax owners in the world. Mr. Economou has also served as a director of Danaos Corporation. Mr. Economou began his career in 1976 when he commenced working as a Superintendent Engineer in Thenamaris Ship Management in Greece. From 1981-1986 he held the position of General Manager of Oceania Maritime Agency in New York. Between 1986 and 1991 he invested and participated in the formation of numerous individual shipping companies. Mr. Economou is a member of ABS Council, Intertanko Hellenic Shipping Forum, and Lloyds Register Hellenic Advisory Committee. Mr. Economou is a graduate of the Massachusetts Institute of Technology and holds both a Bachelor of Science and a Master of Science degree in Naval Architecture and Marine Engineering and a Master of Science in Shipping and Shipbuilding Management.

Chryssoula Kandylidis was appointed to our board of directors on December 3, 2015. Mrs. Kandylidis has also served as an advisor to the Minister of Transport and Communications in Greece for matters concerning people with special abilities for the past three years on a voluntary basis. Mrs. Kandylidis graduated from Pierce College in Athens, Greece and from the Institut Francais d’ Athenes. She also holds a degree in Economics from the University of Geneva. Mrs. Kandylidis has served in the board of Directors of Dryships Inc. from 2008 until 2015. Mrs. Kandylidis is the sister of George Economou, our Chief Executive Officer.

Vassilis Karamitsanis was appointed to our board of directors on December 3, 2015. Vassilis Karamitsanis is an attorney and head of BKK Karamitsanis Law Office. From 2009 to 2015, he was a member of the Board of Directors of DryShips Inc. From 2012 to 2014, he acted as counsel to the Geek Minister of Development. From 2007 to 2009, Mr. Karamitsanis was the head of the legal department at Karouzos Construction & Development

Group. Mr. Karamitsanis has also previously served as a legal advisor to Dimand Real Estate Development and LPSA Consultants S.A. and has served as a special advisor to the Hellenic Ministry of Health & Welfare. He is a member of the Athens Bar Association and practices real estate, corporate, domestic and international contracting, telecommunications, and energy law. Mr. Karamitsanis graduated from Athens College Lyceum and received his law degree from Aristotle University of Thessaloniki. He also holds a postgraduate degree in Economic Analysis of Law from Erasmus University of Rotterdam and a postgraduate degree in Economic Analysis of Institutions from University Aix-Marseille III, Aix-en-Provence.

Anthony Kandylidis has served as our Executive Vice President since June 2012. Mr. Kandylidis started his career at OMI Corporation’s commercial department. During his tenure at OMI Corporation, he gained significant experience in the tanker vessel business and held various positions with responsibilities spanning Sale and Purchase, Time Charters, FFA Trading, Corporate Finance and Strategic Planning. In the spring of 2006, Mr. Kandylidis returned to Greece where he provided consultancy services to companies affiliated with Mr. George Economou. In September of 2006, Mr. Kandylidis founded OceanFreight Inc. and he took OceanFreight Inc. public in April of 2007. In 2011 OceanFreight Inc. was absorbed by DryShips through a merger. Mr. Kandylidis graduated magna cum laude from Brown University and continued his studies at the Massachusetts Institute of Technology where he graduated with a Master’s degree of Science in Ocean Systems Management. Mr. Kandylidis is also the Executive Vice President of Dryships.

Gilles Bocabarteille joined our company in August 2012 as Senior Vice President Technical and Engineering and now serve as our Chief Operating Officer. Prior to joining our company, Mr. Bocabarteille served as Vice President, Asset Management of Ensco plc, or Ensco, and, prior to its acquisition by Ensco, Pride International, Inc., or Pride International, from 2008 to 2012. Mr. Bocabarteille also served as Managing Director of Pride International from 2005 to 2008 in Brazil, Operations Manager, Rig Manager and Offshore Installation Manager of Pride International from 1999 to 2004 in Angola and Commissioning Manager of Pride International for the construction of the Pride Angola in Korea in 1999. Mr. Bocabarteille began his career with FORASOL in 1991, where he served as Country Manager, Venezuela from 1994 to 1996 and Offshore Operations Manager from 1996 to 1998. Mr. Bocabarteille received a Mechanical Engineering degree from Arts et Metiers “ENSAM” in France in 1991.

George Kokkodis has served as a director of the Company since September 2015. Prior to serving as a director from 2009 to January 2015, Mr. Kokkodis has been an Independent Business Introducer and Independent Client Advisor of financial investments at BNP Paribas (Suisse) SA, where he was a Senior Private Banker from 2003 to 2009 and the Head of the Greek Private Banking Desk at BNP Paribas London from 1999 to 2003. From 1998 to 1999, Mr. Kokkodis was Vice President of Private Banking at Merrill Lynch International Bank London UK and from 1996 to 1998 held the same position at Merrill Lynch Bank Suisse S.A. Prior to that, he was Vice President of Private Banking at Bankers Trust International PLC London, UK from 1993 to 1996. Mr. Kokkodis holds a Bachelor of Science in Aeronautical Engineering from the Imperial College of Science and Technology and a Master of Science in Aeronautical Engineering from the University of Glasgow. Mr. Kokkodis was a member of the board of directors of MIG Real Estate from April 2011 to September 2015.

John Liveris has served as a director of the Company since February 2014 and as an international consultant in the energy and technology industries. During the years 2007 to 2011, Professor Liveris served as Chairman of the Board of OceanFreight Inc., which was a shipping company listed on the NASDAQ. Prior to his current activities and until 1999, Professor Liveris was the Group Senior Advisor at Intracom, the leading Greek telecommunications and electronics manufacturer. Professor Liveris studied mechanical engineering at Tufts University in Boston, Mass. and did his graduate and doctoral studies in engineering management at the George Washington University in Washington, DC. There he taught from 1979 to 1996, attaining Professorial rank.

Niki Fotiou was appointed as the Company’s Senior Vice President of Finance and Accounting on December 3, 2015, has over 20 years of finance and accounting experience and 9 years with Dryships Inc. as SVP Accounting and Reporting and has been involved with Ocean Rig since 2008. Prior to her time with Dryships, she was employed at Deloitte and PWC. Niki is a graduate of the University of Cape Town and is a fellow of the Association of Certified Chartered Accountants and a member of the Certified Internal Auditors. From July 2006 to December 2009, Ms. Fotiou served as the Group Controller of Cardiff Marine Inc. For the period from 1993 to 2006, Ms. Fotiou worked for Deloitte and for Hyatt International Trade and Tourism Hellas.

Compensation

The aggregate compensation paid by us to the members of our senior management was $3.7 million for the year ended December 31, 2015. The aggregate compensation paid by us to the members of our senior management was $18.4 million for the year ended December 31, 2014. The aggregate compensation paid by us to the members of our senior management was $10.5 million for the year ended December 31, 2013. Our non-employee directors are each entitled to receive annual directors’ fees of $30,000, such amount to be pro-rated for any portion of a full calendar year that a non-employee director is a member of our board of directors, plus reimbursement for actual expenses incurred while acting in their capacity as director. In addition, the chairmen of the committees of our board of directors receive annual fees of $10,000, such amount to be pro-rated for any portion of the full calendar year that the director is chairman of the committee, plus reimbursement for actual expenses incurred while acting in their capacity as chairman. We do not maintain a medical, dental, or retirement plan for our directors. Members of our senior management who also serve as directors do not receive additional compensation for their services as directors.

Our board of directors has adopted an equity incentive plan, pursuant to which officers, directors and employees of the Company, our subsidiaries and our affiliates and consultants and service providers to the Company, our subsidiaries and our affiliates are eligible to receive awards under the plan. See “Share Ownership—2012 Equity Incentive Plan” in our Annual Report on Form 20-F for the year ended December 31, 2014.

Board Practices

Our board of directors consists of the five directors named above. Each director elected holds office for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The term of office of each director is as follows: our Class A director, Mr. George Economou, serves for a term expiring at the 2017 annual general meeting of shareholders, our two Class B directors, Messrs. John Liveris and Vassilis Karamitsanis, serve for a term expiring at the 2018 annual meeting of shareholders and our two Class C directors, Mr.. George Kokkodis and Ms. Chrysoula Kandylidis, serve for a term expiring at the 2016 annual meeting of shareholders.

There are no service contracts between us or any of our subsidiaries and any of our directors providing for benefits upon termination of their employment or service.

Our board of directors has determined three of our directors to be independent under Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market: Messrs. Liveris, Kokkodis and Karamitsanis. Under the NASDAQ corporate governance rules, a director is not considered independent unless our board of directors affirmatively determines that the director has no direct or indirect material relationship with us or our affiliates that could reasonably be expected to interfere with the exercise of such director’s independent judgment. In making this determination, our board of directors broadly considers all facts and circumstances it deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

We have established an audit committee, a compensation committee and a nominating and corporate governance committee, in each case comprised of independent directors.

Our audit committee, among other things, reviews our external financial reporting, engages our external auditors and oversees our internal audit activities, procedures and the adequacy of our internal accounting controls. Messrs. Kokkodis and Karamitsanis serve as members of the audit committee. Mr. Liveris serves as

Chairman of the audit committee. The board of directors has determined that Mr. Liveris qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and Form 20-F.

Our compensation committee is responsible for establishing directors and executive officers’ compensation and benefits and reviewing and making recommendations to the board of directors regarding our compensation policies. Messrs. Kokkodis and Karamitsanis serve as members of the compensation committee. Mr. Liveris serves as Chairman of the compensation committee.

Our nominating and corporate governance committee is responsible for recommending to the board of directors nominees for director and directors for appointment to committees of the board of directors and advising the board of directors with regard to corporate governance practices. Shareholders may also nominate directors in accordance with procedures set forth in our second amended and restated bylaws. Messrs. Liveris and Kokkodis serve as members of the nominating and corporate governance committee. Mr. Karamitsanis serves as Chairman of the nominating and corporate governance committee.

Employees

As of December 31, 2015, 2014, and 2013, Ocean Rig UDW Inc., employed 364, 339, and 145 persons, respectively. As of December 31, 2015, 2014, and 2013, the total number of employees employed by wholly-owned management subsidiaries of Ocean Rig UDW was approximately 2,274, 2,320, and 1,742, respectively, of which approximately 438, 493, and 265 were full-time crew engaged through third party crewing agencies, respectively.

We did not experience any material work stoppages due to labor disagreements during 2015, 2014, and 2013.

Consultancy Agreements

Effective January 1, 2013, we entered through one of our wholly owned subsidiary into a consultancy agreement with Azara Services S.A. (“Azara”), a Marshall Islands entity beneficially owned by our Chief Executive Officer, Mr. George Economou, for the provision of the services of our Chief Executive Officer. The agreement has an initial term of five years and may be renewed or extended with the consent of both parties. Under the terms of the agreement, we are obligated to pay an annual remuneration to Azara. Azara is also entitled to cash or equity-based bonuses to be awarded at our sole discretion. We may terminate the agreement for cause, as defined in the agreement, in which case Azara will not be entitled to further payments of any kind. Upon termination of the agreement by us without cause, or in the event the agreement is terminated within three months of a change of control, as defined in the agreement, we will be obligated to pay a lump sum amount. Azara may terminate the agreement without cause upon three months written notice.

Effective June 1, 2012, we entered through one of our wholly owned subsidiary into a consultancy agreement with Basset Holdings Inc., or Basset, a Marshall Islands entity beneficially owned by our Executive Vice President, Mr. Anthony Kandylidis, for the provision of the services of our Executive Vice President. The agreement has an initial term of five years and may be renewed or extended for one-year successive terms with the consent of both parties. Under the terms of the agreement, we are obligated to pay an annual remuneration to Basset. Basset is also entitled to cash or equity-based bonuses to be awarded at our sole discretion. We may terminate the agreement for cause, as defined in the agreement, in which case Basset will not be entitled to further payments of any kind. Upon termination of the agreement by us without cause, or in the event the agreement is terminated within three months of a change of control, as defined in the agreement, we will be obligated to pay a lump sum amount. Basset may terminate the agreement without cause upon three months written notice.

Effective August 16, 2012, we entered into a consultancy agreement with Mr. Gilles Bocabarteille for his services as our Senior Vice President of Technical and Engineering and now as our Chief Operating Officer. The agreement has an initial term of three years and may be renewed or extended for additional one-year periods upon mutual agreement of the parties. Under the agreement, Mr. Bocabarteille is entitled to a monthly base remuneration, plus equity or cash bonuses to be awarded at our sole discretion. In the event the agreement is terminated by us for cause, as defined in the agreement, or by Mr. Bocabarteille without cause, Mr. Bocabarteille will not be entitled to any further payments of any kind under the agreement. Upon termination of the agreement by us without cause, any cash or equity bonuses already granted to Bocabarteille shall vest immediately and we will be obligated to pay Mr. Bocabarteille a lump-sum amount.

RELATED PARTY TRANSACTIONS

Global Services Agreement

On December 1, 2010, DryShips, our then parent company, entered into a Global Services Agreement with Cardiff Marine, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, effective December 21, 2010, pursuant to which DryShips engaged Cardiff to act as consultant on matters of chartering and sale and purchase transactions for the offshore drilling units operated by us. Under the Global Services Agreement, Cardiff, or its subcontractor, (i) provided consulting services related to the identification, sourcing, negotiation and arrangement of new employment for offshore assets of DryShips and its subsidiaries, including our drilling units; and (ii) identified, sourced, negotiated and arranged the sale or purchase of the offshore assets of DryShips and its subsidiaries, including our drilling units. In consideration of such services, DryShips paid Cardiff a fee of 1.0% in connection with employment arrangements and 0.75% in connection with sale and purchase activities. We did not pay for services provided in accordance with this agreement. The costs of services we received under the Global Services Agreement were expensed in our consolidated statement of operations or capitalized as directly attributable to construction costs under “Rig under construction”. The payment by DryShips for services provided to us under the agreement was deemed an equity contribution to us and is recorded as shareholders’ contribution to shareholders’ equity.

Except as provided below, the Global Services Agreement applied to all offshore drilling contracts we entered into after December 21, 2010, as well as the drilling contract with Cairn Energy plc, or Cairn, for the Ocean Rig Corcovado, which commenced in January 2011 and was completed in November 2011, and the drilling contracts with Vanco Cote d’Ivoire Ltd. and Vanco Ghana Ltd for the Ocean Rig Olympia, which commenced in March 2011, were novated to Tullow Ghana in December 2011 and were completed in the second quarter of 2012. The Global Services Agreement did not apply to the agreement with Petrobras Oil & Gas regarding the early termination of the drilling contract with Petrobras Oil & Gas for the Leiv Eiriksson and the replacement of the Leiv Eiriksson under the drilling contract with Petrobras Oil & Gas with the Ocean Rig Poseidon, which occurred in April 2011, the drilling contract with Cairn for the Leiv Eiriksson, which commenced in April 2011 and was completed in November 2011 and the drilling contract with Borders & Southern plc for the Leiv Eiriksson, which commenced in November 2011 and was completed in the fourth quarter of 2012.

During the years ended December 31, 2012 and 2011, we recorded expenses of a total of approximately $6.2 and $2.4 million relating to employment arrangements, respectively, and $1.0 and $4.9 million relating to sale and purchase activities, respectively. We did not record any expenses in connection with the Global Services Agreement during the year ended December 31, 2010.

Effective January 1, 2013, the Global Services Agreement was terminated by mutual agreement of the parties. Also effective January 1, 2013, Ocean Rig Management Inc., or Ocean Rig Management, our wholly-owned subsidiary, entered into a new services agreement, or the Ocean Rig Services Agreement, with Cardiff Drilling, a company controlled by our Chairman, President and Chief Executive Officer, on the same terms and conditions as the Global Services Agreement, except that under the Ocean Rig Services Agreement, Ocean Rig Management is obligated to pay directly the fees of 1.0% in consideration of employment arrangements under the agreement and $0.75% in consideration of purchase and sale activities under the agreement, whereas under the Global Services Agreement, those fees were paid by DryShips. For the years ended December 31, 2013, 2014 and 2015, total charges from Cardiff under the Ocean Rig Services Agreement amounted to $17.7 million, $21.3 million and $19.9 million, respectively.

Consultancy Agreement

Effective from September 1, 2010, DryShips, our then parent company, entered into an agreement, or the DryShips Consultancy Agreement, with Vivid Finance, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, whereby DryShips engaged Vivid Finance to act as a consultant on financing matters for DryShips and its affiliates, subsidiaries or holding companies, including us, as directed by DryShips. Under the DryShips Consultancy Agreement, Vivid Finance provided us with consulting services relating to (i) the identification, sourcing, negotiation and arrangement of new loan and credit facilities, interest swap agreements, foreign currency contracts and forward exchange contracts; (ii) the raising of equity or debt in the public capital markets; and (iii) the renegotiation of existing loan facilities and other debt instruments. In consideration for these services, Vivid Finance was entitled to a fee of twenty basis points, or 0.20%, on the total transaction amount. We did not pay or reimburse DryShips or its affiliates for services provided to us in accordance with the DryShips Consultancy Agreement. However, we recorded expenses incurred under the DryShips Consultancy Agreement in our income statement and as a shareholder’s contribution (additional paid-in capital) to capital when they were incurred.

Effective January 1, 2013, Ocean Rig Management, our wholly-owned subsidiary, entered into a separate consultancy agreement, or the Ocean Rig Consultancy Agreement, with Vivid Finance, on the same terms and conditions as the DryShips Consultancy Agreement, except that under the Ocean Rig Consultancy Agreement, Ocean Rig Management is obligated to pay directly the fee of 0.20% to Vivid Finance on the total transaction amount in consideration of the services provided, whereas under the DryShips Consultancy Agreement, this fee was paid by DryShips. In connection with Ocean Rig Management’s entry into the Ocean Rig Consultancy Agreement, the DryShips Consultancy Agreement was amended, effective as of January 1, 2013, to limit the scope of the services provided under the agreement to DryShips and its subsidiaries or affiliates, except for Ocean Rig UDW Inc. and its subsidiaries. On July 29, 2015, the Company amended its agreement with Vivid to expand the scope of the services provided under the agreement to the Company and its subsidiaries or affiliates, to cover certain cash management and cash investment services. In exchange for its services in respect of the Company, Vivid is entitled to a fee equal to 30% of any profits provided the profits are at least 10% of the invested amount. For the years ended December 31, 2013, 2014 and 2015 total charges from Vivid Finance under the Ocean Rig Consultancy Agreement amounted to $16.6 million, $13.2 million and $1.4 million, respectively.

$120.0 million unsecured facility to DryShips

On November 18, 2014, we entered into a $120.0 million unsecured facility with our former parent company, DryShips. The loan from us to DryShips bore interest at a LIBOR plus margin rate and was due in May 2016. On June 4, 2015, we signed an amendment under the $120,000 Exchangeable Promissory Note to, among other things, partially exchange $40,000 of the loan for 4,444,444 of our shares owned by Dryships, amend the interest of the loan and pledged 20,555,556 shares of our stock, owned by Dryships. On August 13, 2015, we reached an agreement with DryShips and exchanged the remaining outstanding balance of $80,000 owed to us under the $120,000 Exchangeable Promissory Note, for 17,777,778 shares owned by DryShips. During the year ended December 31, 2015, we incurred interest income and amortization and write off of financing fees amounting to $8.8 million from DryShips under this loan agreement.

Employment Agreements

See “Management—Employees—Consultancy Agreements.”

Registration Rights Agreement

On March 20, 2012, we entered into a registration rights agreement with DryShips, pursuant to which DryShips has the right, subject to certain restrictions, to require us to register under the Securities Act a total of 97,301,755 of our common shares that it owned as of the date of the agreement. On April 17, 2012, DryShips completed the sale of 11,500,000 of our common shares that were covered by the registration rights agreement. On February 14, 2013, DryShips Inc. completed the sale of an aggregate of 7,500,000 common shares of Ocean Rig UDW owned by DryShips Inc. in a public offering. During the year ended December 31, 2015, the Company exchanged the $120,000 Exchangeable Promissory Note for an aggregate amount of 22,222,222 of the Company’s shares owned by Dryships.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares, as of March 2, 2016, held by:

•	each person or entity that we know beneficially owns 5% or more of our common stock;

•	each of our executive officers and directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 2, 2016, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percent of Class(2)
Executive Officers and Directors:
George Economou(3)	7,421,860	5.4%
John Liveris	—	*
Anthony Kandylidis(4)	1,684,512	1.2%
Gilles Bocabarteille	—	*
Executive Officers and Directors as a Group	9,110,582	6.6%
5% Beneficial Owners:

DryShips Inc.(5)	56,079,533	40.4%
Adage Capital Partners L.P.(6)	8,507,457	6.1%

*	Less than 1.0% of our total outstanding common shares.
(1)	Unless otherwise indicated, the business address of each beneficial owner identified is 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus.
(2)	Based on 138,666,384 shares outstanding as of December 31, 2015.
(3)	George Economou, our Chairman, President and Chief Executive Officer, may be deemed to beneficially own 6,490,001 of these shares through Sphinx Investment Corp., a Marshall Islands corporation controlled by Mr. Economou. Mr. Economou may be deemed to beneficially own 600,000 of these shares through Azara Services S.A., a Marshall Islands corporation controlled by Mr. Economou. Mr. Economou may be deemed to beneficially own 79,525 of these shares through Elios Investments Inc., a wholly owned subsidiary of the Entrepreneurial Spirit Foundation, a Lichtenstein foundation, or the Foundation, the beneficiaries of which are Mr. Economou and members of Mr. Economou’s family. Mr. Economou may be deemed to beneficially own 145,128 of these shares through Entrepreneurial Spirit Holdings Inc., a Liberian corporation that is wholly owned by the Foundation. Mr. Economou may be deemed to beneficially own 105,357 of these shares through Fabiana Services S.A., a Marshall Islands corporation, of which Mr. Economou is the controlling person. Mr. Economou may be deemed to own 1,849 of these shares through Goodwill Shipping Company Limited, a Malta corporation, of which Mr. Economou is the controlling person.
(4)	Anthony Kandylidis, our Executive Vice President, may be deemed to beneficially own 1,570,226 of these shares through Steel Wheel Investments Limited, a Marshall Islands corporation controlled by Mr. Kandylidis. Mr. Kandylidis, , may be deemed to beneficially own 114,286 of these shares through Basset Holdings Inc., a Marshall Islands corporation controlled by Mr. Kandylidis.
(5)

DryShips is our former parent company and a reporting company under the Exchange Act. George Economou, our Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of DryShips. Information with respect to DryShips and Mr. Economou and their relations to us is discussed under “B.—Related Party Transactions.” The business address of DryShips Inc. is 109 Kifisias Avenue and Sina Street, GR 15124 Amaroussion, Greece. As of March 11, 2016, DryShips pledged all of these shares as additional collateral under certain of its credit facilities.
(6)	This information is derived from Schedule 13G filed with the SEC on October 7, 2015.

The following transactions account for the significant changes in the percentage of beneficial ownership of our common shares held by our Chairman, President and Chief Executive Officer, Mr. George Economou, and DryShips since the closing of our 2010 Private Offering in December 2010.

Following the 2010 Private Offering, our Chairman, President and Chief Executive Officer, Mr. Economou, was deemed to beneficially own 2,869,428 of our common shares, or 2.38% of our then outstanding common shares, and DryShips owned 103,125,500 of our common shares, or approximately 78.5% of our then outstanding common shares. On October 5, 2011, DryShips completed the partial spin off of us by distributing an aggregate of 2,967,396 of our common shares that DryShips held, including 105 common shares treated of fractional shares, to shareholders of DryShips, including companies affiliated with our Chairman, President and Chief Executive Officer, on a pro rata basis. DryShips also received an aggregate of 255,036 of our common shares, which were returned to DryShips by Deutsche Bank Securities Inc. in connection with the partial spin-off pursuant to a share lending arrangement between DryShips and Deutsche Bank Securities Inc. In November 2011, as partial consideration in connection with the OceanFreight merger, DryShips distributed to OceanFreight shareholders, other than entities controlled by OceanFreight’s Chief Executive Officer and our Executive Vice President, Mr. Anthony Kandylidis, an aggregate of 1,541,159 of our common shares that DryShips held. Prior to the completion of the OceanFreight merger, DryShips also distributed an aggregate of 1,570,226 common shares to entities controlled by Mr. Kandylidis as partial consideration for the acquisition of all of their shares of OceanFreight, representing a majority of the then outstanding shares of OceanFreight. On April 17, 2012, DryShips completed the public offering of an aggregate of 11,500,000 of our common shares owned by DryShips. Companies affiliated with our Chairman and Chief Executive Officer purchased a total of 2,185,000 common shares from DryShips in the offering at the public offering price.

As of March 2, 2016, we had 52 shareholders of record, 36 of which were located in the United States and held an aggregate of 138,060,221 of our common shares, representing 99.6% of our outstanding shares of common stock. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 138,058,954 shares of our common stock as of March 2, 2016. Accordingly, we believe that the shares held by Cede & Co. include shares of common stock beneficially owned by both holders in the United States and non-U.S. beneficial owners.

We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

DESCRIPTION OF OUR COMMON STOCK

For purposes of the description of the Company’s capital stock below, references to “us,” “we” and “our” refer only to Ocean Rig UDW Inc. and not any of our subsidiaries. Please see our second amended and restated articles of incorporation and second amended and restated bylaws, copies of which are exhibits to our registration statement on Form F-4, dated August 1, 2011 and incorporated by reference herein. The form of new amended and restated memorandum and articles of association of Ocean Rig (Cayman Islands) expected to be adopted within ninety days after the effectiveness of the Redomiciliation is filed as Exhibit 3.4 to the registration statement of which this prospectus is a part.

Purpose

Our purpose, as stated in our second amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our second amended and restated articles of incorporation and second amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our second amended and restated articles of incorporation, our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, and 500,000,000 preferred shares, par value $0.01 per share.

As of the date of this registration statement, 160,888,606 common shares were issued, of which 138,666,384 common shares were outstanding and 22,222,222 common shares were held in our treasury. No preferred shares were issued and outstanding. All of our common shares are in registered form.

Share History

On May 3, 2011, following the approval by our board of directors and shareholders, we amended and restated our amended and restated articles of incorporation, among other things, to increase our authorized share capital to 1,000,000,000 common shares and 500,000,000 of preferred shares, each with a par value of $0.01 per share.

On March 20, 2012, we entered into a registration rights agreement with DryShips, pursuant to which DryShips has the right, subject to certain restrictions, to require us to register under the Securities Act a total of 97,301,755 common shares of the Company that it owned as of the date of the agreement.

On March 21, 2012, our board of directors adopted the Ocean Rig UDW Inc. 2012 Equity Incentive Plan, or the plan, and reserved a total of 2,000,000 common shares. Under the plan, officers, key employees, and directors are eligible to receive awards of stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock units and unrestricted stock.

On February 14, 2012, the compensation committee of our board of directors approved the award of an aggregate of 112,950 restricted common shares under the plan to members of our management and employees of the Company, which vested over a period of three years, one third on each of December 31, 2012, 2013 and 2014.

On May 15, 2012 the compensation committee of our board of directors approved the grant of 4,500 shares of non-vested common stock to an officer as an additional bonus for his services rendered during 2011. At the same time, the compensation committee also approved the grant of 28,200 shares of non-vested common stock to new recruited employees as a sign-up stock bonus. The shares vested over a period of three years, one third on each of December 31, 2012, 2013 and 2014.

On December 5, 2012, 7,500 shares were awarded to an officer of the Company and the shares vested on March 2013.

On May 16, 2013, the compensation committee of our board of directors approved the grant of 192,400 shares of non-vested common stock to the Company’s employees. The shares vest over a period of three years.

On August 20, 2013 the compensation committee of our board of directors approved the grant of 150,000 shares of the Company’s common stock to Azara Services S.A., or Azara, pursuant to a consultancy agreement with Azara effective January 1, 2013, relating to the services of Mr. George Economou as Chief Executive Officer of the Company. The shares vest over a period of two years, with 50,000 shares vesting on the grant date.

On March 31, 2014, the compensation committee of our board of directors approved the grant of 161,200 shares of non-vested common stock to employees of the Company. The shares vest over a period of three years.

On August 19, 2014, the compensation committee of our board of directors approved a bonus of 150,000 shares of the Company’s common stock to Azara, pursuant to a consultancy agreement with Azara effective January 1, 2013, relating to the services of Mr. George Economou as Chief Executive Officer of Ocean Rig during 2013. The shares vest over a period of three years, one third on each of December 31, 2014, 2015 and 2016, respectively.

On November 4, 2014, the compensation committee of our board of directors approved the grant of 45,450 shares of non-vested common stock to employees of the Company. The shares vest over a period of three years.

On December 30, 2014, the compensation committee of our board of directors approved a bonus in the form of 300,000 shares to be granted to Azara for the contribution of Mr. George Economou for Chief Executive Officer’s services rendered during 2014. The shares vest over a period of three years, one third on each of December 31, 2015, 2016 and 2017.

On April 29, 2015, our Compensation Committee approved the grant of 173,200 shares of non-vested common stock to Company’s employees. The shares vest over a period of three years. The stock-based compensation is being recognized to expenses over the vesting period and based on the fair value of the Company’s shares on the grant date of $7.24 per share.

On August 5, 2015, our Compensation Committee approved the grant of 13,502 shares of non-vested common stock to Company’s employees. The shares vest over a period of three years. The stock-based compensation is being recognized to expenses over the vesting period and based on the fair value of the Company’s shares on the grant date of $3.19 per share.

As of December 31, 2015, 609,887 shares have vested under the plan, while 235,576 shares were forfeited due to employees’ resignations.

Description of Common Shares

Under our second amended and restated articles of incorporation and second amended and restated bylaws, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares will be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of our common shares will not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares will be subject to the rights of the holders of any of our preferred shares, which we may issue in the future.

Description of Preferred Shares

Under our second amended and restated articles of incorporation, we are authorized to issue up to 500,000,000 of our preferred shares, par value $0.01 per share. Our second amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

We have designated 8,000,000 shares of our preferred shares as Series A Participating Preferred Shares in connection with the adoption of our Amended and Restated Stockholder Rights Agreement described under “—Preferred Share Purchase Rights.”

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote in an election. There is no provision for cumulative voting. Our second amended and restated articles of incorporation provide that our board of directors must consist of at least one member, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Directors will be elected annually on a staggered basis, whereby each director will be divided into one of three classes, Class A, Class B and Class C, which shall be as nearly equal in number as possible. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors have the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of the total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties. Our second amended and restated articles of incorporation provide that no director or officer shall be personally liable to us or any of our shareholders for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same may exist or be amended.

Our second amended and restated bylaws includes a provision that entitles any of our directors or officers to be indemnified by us upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our second amended and restated bylaws also authorize us to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether we would have the power to indemnify such director or officer against such liability by law or under the provisions of our second amended and restated bylaws. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

The indemnification provisions included in our second amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of the second amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions will be intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Shares

Under the terms of our second amended and restated articles of incorporation, our board of directors will have the authority, without any further vote or action by our shareholders, to issue up to 500,000,000 of our blank check preferred shares. Our board of directors will be entitled to issue our preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.

Classified Board of Directors

Our second amended and restated articles of incorporation provide that our board of directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and removal of directors

Our second amended and restated articles of incorporation prohibit cumulative voting in the election of directors and our second amended and restated bylaws require our shareholders to give advance written notice of nominations for the election and removal of directors. Our second amended and restated articles of incorporation will also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and our second amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our second amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the Chairman of our board of directors or our executive officers who are also directors may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our second amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders. Our second amended and restated bylaws will also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Preferred Share Purchase Rights

Each common share includes one right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the Company’s Series A Participating Preferred Stock, or the Preferred Stock, at an exercise price of $100.00 per unit, or the Exercise Price, subject to specified adjustments. The Rights were issued pursuant to a preferred share purchase rights agreement dated June 3, 2011, or the Rights Agreement, and American Stock Transfer & Trust Company, LLC is the rights agent under the assigned Rights agreement, or the Rights Agent. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board. We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•	the 10th business day (or such later date as determined by the Board) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Any person or group who acquires ownership of 15% or more of the Company’s common stock shall be deemed an “Acquiring Person,” but shall not include the Company, or anyone excepted from such definition in the Rights Agreement.

Persons who are the beneficial owner of 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of Acquiring Person, until such time as they acquire an additional 5% of our outstanding common stock for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common shares by us, will not become acquiring persons as a result of those transactions, as described in detail in the Rights Agreement.

Our Board may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common share will be issued with Rights and new certificates will contain a notation incorporating the Rights agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common shares at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any common shares we issue after the Rights distribution date, except as our Board may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an Acquiring Person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an Acquiring Person pursuant to a merger or other acquisition agreement that has been approved by our Board prior to that person becoming an Acquiring Person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the Acquiring Person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an Acquiring Person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an Acquiring Person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the Right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Antidilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the Exercise Price of the Rights until cumulative adjustments amount to at least 1% of the Exercise Price. The Rights Agreement does not require us to issue fractional shares of our preferred shares that are not integral multiples of one-thousandth of a share, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.001 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our Board timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing shareholders becoming the beneficial owner of 50% or more of our outstanding common shares for the purposes of the Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any Acquiring Person; or

•	to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption and we may only lengthen any time period for the purpose of protecting, enhancing or clarifying the right of and/or the benefits to the holders of Rights (other than the Acquiring Person).

Transfer Agent

The U.S. transfer agent for our common shares is American Stock Transfer & Trust Company LLC. The registrar and transfer agent for our common shares held through the Norwegian VPS is Nordea Bank Norge ASA.

Comparison of the Republic of the Marshall Islands to Cayman Islands Corporate Law

Upon effectiveness of the Redomiciliation, our current amended and restated articles of incorporation and bylaws will initially remain in effect, but governed by Cayman Islands law instead of Marshall Islands law. Within ninety days after the effectiveness of the Redomiciliation, we must adopt a new memorandum and articles of association under Cayman Islands law. The new memorandum and articles of association, together with the certificate of registration by way of continuation, will replace our current amended and restated articles of incorporation and bylaws as our constitutional documents after the Redomiciliation. The form of new amended and restated memorandum and articles of association of Ocean Rig (Cayman Islands) expected to be adopted within ninety days after the effectiveness of the Redomiciliation is filed as Exhibit 3.4 to the registration statement of which this prospectus is a part.

Although we anticipate that the new memorandum and articles of association under Cayman Islands law will comprise substantially the same rights and protections for our shareholders and creditors as those they currently have under Marshall Islands law and our current constitutional documents, there will be some differences between our new constitutional documents and Cayman Islands law, on one hand, and our current constitutional documents and Marshall Islands law, on the other hand, that may affect the rights of shareholders. Set forth below is a comparison of select provisions of the corporate laws of the Republic of the Marshall Islands and of the Cayman Islands showing the default positions in each jurisdiction that will govern the company and our shareholders to the extent not otherwise provided for in our constitutional documents.

Marshall Islands	Cayman Islands

Shareholder Meetings

An annual meeting of shareholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Any other proper business may be transacted at the annual meeting.

Under Cayman Islands law, no requirement to hold an annual general meeting, but a company may determine to do so pursuant to its articles of association
Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.
Meetings may be held at such time and place as designated in the by-laws and may be held in or outside of the Republic of the Marshall Islands.
Notice:

•    Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

•    A copy of the notice of any meeting shall be given personally or sent by neither mail not less than 15 nor more than 60 days before the meeting.

Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person to act for him by proxy.

Marshall Islands	Cayman Islands

Amending Constitutional Documents

The amending and restating of the articles of incorporation may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders or by written consent of all shareholders entitled to vote thereon.

Except as otherwise provided in the articles of incorporation, bylaws may be amended, repealed or adopted by vote of the shareholders. If so provided in the articles of incorporation or a bylaw adopted by the shareholders, bylaws may also be amended, repealed or adopted by the board of directors, but any bylaw adopted by the directors may be amended or repealed by shareholders entitled to vote thereon.

Under Cayman Islands law, amended and restated memorandum and articles of association may only be amended by special resolution.
Shareholders’ Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. May be lowered to a quorum consisting of not fewer than one third of the shares entitled to vote at a meeting.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	There are no prohibitions in relation to cumulative voting under Cayman Islands law
Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Marshall Islands	Cayman Islands

Notwithstanding any provisions in the articles of incorporation, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, and in addition to the authorization of an amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this section.	Under Cayman Islands law, if share capital is divided into more than one class of shares, the company may vary the rights attached to any class either with the written consent of the holders of 75% of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

The Companies Law sets out provisions regarding schemes of arrangement that may be approved by the court in relation to the company pursuant to which minority shareholders may be bound by the actions of the majority specified in such sections.
Supermajority / Special Resolutions

The articles of incorporation may contain provisions specifying either or both of the following:

(i)     that the proportion of shares, or the proportion of shares of any class or series thereof, the holders of which shall be present in person or by proxy at any meeting of shareholders in order to constitute a quorum for the transaction of any business or of any specified item of business, including amendments to the articles of incorporation, shall be greater than the proportion prescribed by this Act in the absence of such provision;

(ii)    that the proportion of votes of the holders of shares, or of the holders of shares of any class or series thereof, that shall be necessary at any meeting of shareholders for the transaction of any business or of any specified item of business, including amendments to the articles of incorporation, shall be greater than the proportion prescribed by this Act in the absence of such provision.

A resolution is a special resolution under Cayman Islands law when it has been passed (a) by either not less than two-thirds majority (or such higher majority or majorities as may be set out in the articles of association) of such members as, entitled to do so vote at a meeting in person or by proxy where the articles of association permit proxies or (b) by unanimous written resolution (if so authorized by the articles of association).

Under Cayman Islands law, the following matters require a special resolution: (i) amendment of the memorandum of association; (ii) reduction of share capital; (iii) amendment of or addition to the articles of association; (iv) adoption of articles of association where the memorandum of association has been adopted but it is unaccompanied by articles of association; (v) change of name of the Company; (vi) appointment of inspectors for the purpose of examining the affairs of the Company; (vii) requiring the Company to be wound up by the Court; (viii)

Marshall Islands	Cayman Islands

An amendment of the articles of incorporation which adds a provision permitted by this section or which changes or strikes out such a provision, shall be authorized at a meeting of shareholders by vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, or of such greater proportion of shares, or class or series of shares, as may be provided specifically in the articles of incorporation for adding, changing, or striking out a provision permitted by this section.

A sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation, requires approval of the board and the board’s submission to a vote of shareholders. At such meeting the shareholders may authorize such sale, lease, exchange or other disposition and may fix or may authorize the board to fix any or all terms and conditions thereof and the consideration to be received by the corporation therefore. Such authorization shall require the affirmative vote of the holders of two-thirds of the shares of the corporation entitled to vote thereon unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

placing the Company into voluntary liquidation; (ix) recalling a voluntary liquidation that has been commenced by a special resolution; (x) registration of a company as an exempted limited duration company; (xi) approval of the amended memorandum of association to extend duration of an exempted limited duration company such that it ceases to be a limited duration company; (xii) powers for registrants to make amendments to charter documents to ensure that they comply with the Companies Law (2013 Revision) of the Cayman Islands; (xiii) approval of re-registration of an ordinary non-resident company as a company; and (xiv) authorization of a plan of merger by the members of each Cayman Islands constituent company.

Under Cayman Islands law, the following matters may be dealt with by ordinary resolution (however, the articles of association of the Company may provide that these matters require a special resolution): (i) increase the share capital; (ii) consolidate and divide all or any of its share capital into shares or larger amount than its existing shares; (iii) convert all or any of its paid-up shares into stock and re-convert that stock into paid-up shares of any denomination; (iv) subdivision of its existing shares; (v) cancel any of its existing shares that have not been taken by any person; (vi) authorize shares at a discount; (vii) authorize manner of repurchase of shares; (viii) placing a company into voluntary winding up because the company is unable to pay its debts as they fall due; (ix) removal of a voluntary liquidator; (x) accepting the resignation of a voluntary liquidator; (xi) fixing the rate and the amount of a liquidator’s remuneration; and (xii) approval of de-registration from the Cayman Islands.

Shares
A restriction on the transfer of shares of a corporation may be imposed either by the articles of incorporation or by the bylaws or by an agreement among any number of shareholders or among such holders and the corporation. No restriction so imposed shall be binding with respect to shares issued prior to the adoption of the restriction unless the holders of the shares are parties to an agreement or voted in favor of the restriction. Any restriction which absolutely prohibits the transfer of shares shall be null.	No governmental approval is required for a transfer of securities in a Cayman Islands company which is not required to be regulated as a bank, trust company, mutual fund administrator, insurance company, company manager or broker/dealer/adviser.

Marshall Islands	Cayman Islands

Every corporation shall have power to issue the number of shares stated in its articles of incorporation. Such shares may be of one or more classes or one or more series within any class thereof, any or all of which classes may be of shares with par value or shares without par value, and may be registered or bearer shares, with such voting powers, full or limited, or without voting powers and in such series and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be stated in the articles of incorporation or in the resolution providing for the issue of such shares adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the articles of incorporation.

(1) A corporation, subject to any restrictions contained in its articles of incorporation, may purchase its own shares or redeem its redeemable shares out of surplus except when currently the corporation is insolvent or would thereby be made insolvent.

Fully paid shares may be redeemed or repurchased if the articles of association so provide, and repayment of par value or premium may be made out of profits available for distribution the share premium account or the proceeds of a fresh issue of shares. Share capital may be applied towards repayment of par value (notwithstanding that profits and/or share premium have not been fully exhausted) provided that the directors determine that the Company is able to pay its debts as they fall due immediately following the date of the redemption or repurchase.

(2) A corporation may purchase its own shares out of stated capital except when currently the corporation is insolvent or would thereby be made insolvent, if the purchase is made for the purpose of: (a) eliminating fractions of shares; (b) collecting or compromising indebtedness to the corporation; or (c) paying dissenting shareholders entitled to receive payment for their shares under sections 92 or 100 of the Associations Law.

(3) Subject to any restrictions contained in its articles of incorporation, a corporation may also redeem or purchase its redeemable shares out of stated capital except when currently the corporation is insolvent or would thereby be made insolvent and except when such redemption or purchase would reduce net assets below the stated capital remaining after giving effect to the cancellation of such redeemable shares.

(4) When its redeemable shares are purchased by a corporation within the period of redeemability, the purchase price thereof shall not exceed the applicable redemption price stated in the articles of incorporation. Upon a call for redemption, the amount payable by the corporation for shares having a cumulative preference on dividends may include the stated redemption price plus accrued dividends to the next dividend date following the date of redemption of such shares

Marshall Islands	Cayman Islands

A corporation may declare and pay dividends in cash, stock or other property on its outstanding shares, except when currently the corporation is insolvent or would thereby be made insolvent or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation. Dividends may be declared and paid out of surplus only; but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.	Dividends may be paid out of profits. “Profits” is not defined under the Companies Law (2013 Revision) of the Cayman Islands, but may be by the articles of association and common law and may include income and realized and unrealized gains. The share premium account may be used to fund a bonus issue and a cash dividend, subject to the Company being able to pay its debts as they fall due in the ordinary course of business immediately following the date of the dividend and if the articles of association so permit.

Directors
Unless otherwise provided in the articles of incorporation, directors may be of any nationality and need not be residents of the Republic of the Marshall Islands or shareholders of the corporation. Directors of a resident corporation shall be natural persons. Non-resident corporations may appoint or elect directors which are corporations.	There is no requirement under Cayman Islands law to appoint Cayman Islands resident directors or officers, a resident representative or any other service providers in the Cayman Islands.

Directors shall discharge the duties of their respective positions in good faith and with that degree of diligence, care and skill which ordinarily prudent men would exercise under similar circumstances in like positions. In discharging their duties, directors and officers, when acting in good faith, may rely upon financial statements of the corporation represented to them to be correct by the president or the officer of the corporation having charge of its books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of such corporation.

Under Cayman Islands law, directors of the Company owe fiduciary duties to the Company, that is, duties of loyalty, honesty and good faith. Accordingly, (i) the directors must act bone fide in what they consider is in the best interests of the Company; (ii) the directors must exercise the powers that are vested in them for the purpose for which they were conferred and not for a collateral purposes; and (iii) since the powers of the directors are to be exercised by them in trust for the Company, they should not improperly fetter the exercise of future discretion. In addition, directors must not place themselves in a position in which there is a conflict between their duty to the Company and their personal interests. Accordingly, a director should not participate in a decision in circumstances where he has a potential conflict. This obligation, however, may be varied by the articles of association to permit the director to vote on a matter in which he has an interest provided that he has disclosed the nature of this interest to the board at the earliest opportunity.

Under Cayman Islands law, the directors of the Company also owe duties of care and skill to the Company. The duties of care and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

Marshall Islands	Cayman Islands

If a director breaches his fiduciary duties or duties of care, diligence and skill, he may be personally liable to the Company in damages. The measure of damages will be either the loss suffered by the Company or the improper profit made by the director. All directors who participate in the breach will be jointly and severally liable, although as between them they do have rights of contribution.

The Board of Directors must consist of at least one member.
The number of board members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a by-law.
If the Board of Directors is authorized to change the number of directors, it can only do so by a majority of the entire Board of Directors and so long as no decrease in the number shortens the term of any incumbent director.

Removal:	The articles of association may provide that any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the issued and outstanding shares of common stock of the company entitled to vote generally in the election of directors.
Any or all of the directors may be removed for cause by vote of the shareholders.
If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Indemnification of Directors and Executive Officers and Limitation of Liability
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Mergers, Consolidations and Disposal of Assets
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	The Companies Law (2013 Revision) of the Cayman Islands provides for the merger or consolidation of one or more Cayman Islands companies and one or more non-Cayman Islands companies.

Marshall Islands	Cayman Islands

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Under Cayman Islands law, the directors of the Company may dispose of all or substantially all of the assets of the Company without the approval of the shareholders provided that the directors must act bone fide in what they consider is in the best interests of the Company

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of our stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•   Alters or abolishes any preferential right of any outstanding shares having preference; or

•   Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

•   Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•   Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

A dissenting shareholder who employs the procedure under section 238 is entitled to be paid the fair value of its shares upon dissenting from a merger or consolidation These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

The Companies Law sets out the power to acquire the shares of dissenting shareholders following acceptance of a takeover offer in respect of at least 90% in value of the shares subject to the offer.

Fair value” may be determined by agreement between the dissenter and the Company or, if they are unable to reach agreement, “fair value” may be determined by the Cayman Islands Court. The court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Marshall Islands	Cayman Islands
Books of Account
Every domestic corporation shall keep reliable and complete accounting records, to include correct and complete books and records of account. Accounting records must be sufficient to correctly explain all transactions, enable the financial position of the corporation to be determined with reasonable accuracy at any time, and allow financial statements to be prepared. A resident domestic corporation shall keep all accounting records and underlying documentation in the Republic of the Marshall Islands. All records required to be kept, retained, or maintained under this section shall be kept, retained, or maintained for a minimum of 5 years.	Directors are under a statutory obligation to maintain such books of account (including, where applicable, material underlying documentation including contracts and invoices) as give a “true and fair” view of the state of the Company’s affairs and explain its transactions. The books of account need not necessarily be kept at the registered office of the Company, but must be retained for a minimum of 5 years from the date on which they are prepared.

Any person who knowingly or recklessly fails to keep, retain, or maintain records as required under this section shall be liable to a fine not exceeding $5,000, revocation of the corporation’s articles of incorporation and dissolution, or both.	If the Company knowingly and willfully contravenes these requirements, the Company will be subject to a penalty of US$6,000.
Availability of Information to the Public

Any shareholder or holder of a voting trust certificate in person or by an attorney or other agent, may during the usual hours of business inspect, for a purpose reasonably related to his interests as a shareholder, or as the holder of a voting trust certificate, and make copies or extracts from the share register, books of account, and minutes of all proceedings.	Shareholders do not have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. Subject to certain exemptions, none of the register of directors and officers, the register of mortgages and charges, the register of members and the memorandum and articles of association are public documents available for inspection, unless and to the extent provided otherwise in the articles of association of the Company. However, if requested to do so, the Company must make available the register of members to the Cayman Islands Tax Information Exchange Authority.

Any authorized inspection may be denied to a shareholder or other person who within 5 years old or offered for sale a list of shareholders of a corporation or aided or abetted any person in procuring for sale any such list of shareholders or who seeks such inspection for a purpose which is not in the interest of a business other than the business of the corporation or who refuses to furnish an affidavit attesting to this right to inspect under this section.

The right of inspection stated by this section may not be limited in the articles or bylaws.

Marshall Islands	Cayman Islands
Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	The general rule is that the proper plaintiff in an action in respect of a wrong alleged to be done to a company is, prima facie, the company itself (by its board of directors, or liquidators, or possibly the company in general meeting), not an individual shareholder. Accordingly, generally, if a wrong has been done to the company by its directors, an individual shareholder cannot bring an action in respect of an irregularity if the irregularity is capable of being waived or ratified by an ordinary resolution of the company in general meeting

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the Board of Directors or the reasons for not making such effort.	Where the breach is not waivable or ratifiable, a minority shareholder may bring an action for relief for the benefit of the company if the relevant circumstances fall within one of the following exceptions: (i) the alleged act is illegal or ultra vires; (ii) the transaction complained of could be validly done or sanctioned only by a special resolution or special majority of shareholders and such sanction was not obtained; and (iii) what has been done amounts to fraud on the minority and the wrongdoers are themselves in control of the company.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.
Attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.
Annual Requirements
Every domestic corporation and every foreign corporation authorized to do business in the Republic of the Marshall Islands shall pay an annual fee to the appropriate Registrar of Corporations in such amount as shall be prescribed from time to time by such Registrar	An annual return must be submitted to the Registrar of Companies in the Cayman Islands in January of each year, and the appropriate annual fee paid.

Unless otherwise regulations, there is no requirement under Cayman Islands law to appoint auditors or to file accounts with any Cayman Islands governmental authority. The matter is governed by the articles of association and the applicable listing rules.

Marshall Islands	Cayman Islands

Registered Office Requirements
Every domestic or foreign corporation shall designate a registered agent in the Republic of the Marshall Islands upon whom process against such entity or any notice or demand required or permitted by law to be served may be served. The agent for a corporation having a place of business in the Republic of the Marshall Islands shall be a resident domestic corporation having a place of business in the Republic of the Marshall Islands or a natural person, resident of and having a business address in the Republic of the Marshall Islands.

The Company must maintain a registered office in the Cayman Islands at which must be kept: (i) the register of mortgages and charges; and (ii) the register of directors (including any alternate directors) and officers. There is no requirement to maintain the minute book or the register of members of the Company in the Cayman Islands as a matter of Cayman Islands law.

The name of the Company must be displayed at the registered office.

Corporate Registers
If a shareholder or creditor of a resident domestic corporation, in person or by his attorney or agent, or a representative of either of the Registrars of Corporations or other government official makes a written demand on such corporation to inspect a current list of its directors and officers and their residence addresses, the corporation shall, within 2 business days after receipt of the demand and for a period of one 1 week thereafter, make the list available for such inspection at its office during usual business hours.	The register of directors and officers must give their names, addresses, date of appointment and date of resignation (note that the register must include alternate directors). The register is required by Cayman Islands law to be maintained at the registered office, but is not a public document.

Every domestic corporation shall keep an up-to-date record containing the names and addresses of all registered shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof. In addition, any such corporation which issues bearer shares subject to the provisions of section 42 of the Association Law shall maintain a record of all certificates issued in bearer form, including the number, class, and dates of issuance of such certificates. A resident domestic corporation shall keep the records required to be maintained by this subsection at the office of the corporation in the Republic or at the office of its agent and Registrar in the Republic.	The register of members of the Company must contain the names and addresses of the members of the Company, the date on which the name of any person was entered on the register as a member and the date on which any person ceased to be a member. In the case of a company having share capital, the register also contains the number of shares held, the distinguishing number(s) (if any) of such shares, the amount paid (or considered as paid) on the shares, the date of issue, the date of transfer and the person to whom the shares are transferred. As the Company will be an exempted company under Cayman Islands law, the register is not a public document (but note that if requested to do so the Company must make the register of members available to the Cayman Islands Tax Information Exchange Authority). This register need not be, but usually is, held at the registered office. In addition to its principal register of members, the Company may maintain one or more branch registers of members for such category or categories of members as the Company may determine. Any such branch register must be kept in the same manner as the Company’s principal register and a duplicate of any branch register must be kept with the principal

Marshall Islands	Cayman Islands

register. There is no obligation to notify publicly of the intention to close the register. The position is governed by the articles of association of the Company. Registers of listed shares may be held in “non-legible” form in accordance with the rules of an approved stock exchange.

The register of mortgages and charges documents mortgages and charges affecting the property of the Company. If any mortgage or other form of security interest is granted, full particulars must be provided immediately and the register written up. This register can be inspected by any member or creditor of the Company. It is required by Cayman Islands law to be maintained at the registered office.

Dissolution

Under Marshall Islands law, a corporation may be wound up by: (i) voluntary dissolution (ii) judicial dissolution, (iii) expiration upon the Corporation’s own limitations, and (iv) dissolution on failure to pay annual registration fee or appoint or maintain a registered agent.

Voluntary Dissolution: Except as otherwise provided in its articles of incorporation, a corporation may be dissolved if, at a meeting of shareholders, the holders of two-thirds of all outstanding shares entitled to vote on a proposal to dissolve, by resolution consent that the dissolution shall take place. Dissolution may also through a shareholder consent, with no meeting required.

Under Cayman Islands law, a company may be wound up voluntarily in a number of ways: (i) automatically, if its articles of association provide that on the termination of any period or the happening of any event, the company shall be wound up and dissolved; (ii) when the period fixed by the articles of association for the duration of the company expires, or when an event occurs which, under the articles of association, causes the company to be wound up and dissolved; (iii) if the shareholdersof the company pass a special resolution requiring the company to be wound up voluntarily and appointing a liquidator of their choice; or (iv) if the shareholders of the company pass an ordinary resolution requiring it to be wound up voluntarily because it is unable to pay its debts as they fall due.

The commencement of voluntary liquidation is a simple procedure that does not require sanction or action by the Court. Voluntary liquidation is most commonly commenced by the shareholders of a company in accordance with (iii) above. Usually, the shareholders’ meeting will be convened by the directors, who will need to report to the shareholders on the reasons for their recommendation (e.g. a group reorganization) or the decision that a company should cease trading due to an inability to pay its debts.

Judicial Dissolution: Notwithstanding any provision in the articles of incorporation, holders of 10% of all outstanding shares entitled to vote thereon, or if the articles of incorporation authorize a lesser proportion, may call a meeting to consider adoption of a resolution to institute a special proceeding. Such a meeting may not be called more often than once in any period of twelve (12) consecutive months. If it appears, following due notice to all interested persons and a hearing that any of the valid grounds for dissolution of the corporation exists, the High Court shall make a judgment that the corporation shall be dissolved.

Corporation’s own limitations: Within the articles of incorporation a corporation may limit its duration.

Marshall Islands	Cayman Islands

Dissolution on Failure to Pay Annual Registration Fee or Appoint or Maintain a Registered Agent: For failure to pay or appoint or maintain a registered agent for 1 year, the appropriate Registrar of Corporations shall cause a notification to be sent to the corporation through its last recorded registered agent that its articles of incorporation will be revoked unless within 90 days of the date of the notice, payment of the annual registration fee has been received or a registered agent has been appointed, as the case may be. Furthermore, if any corporation abuses or misuses its corporate powers, privileges or franchises, including, but not limited to, participating in activities in violation of section 3(5) of the Associations Law, the registered agent in its sole discretion shall have the power to resign as registered agent of such corporation. In either case, the Registrar of Corporations shall issue a proclamation declaring that the articles of incorporation have been revoked and the corporation dissolved as of the date stated in the proclamation.

All corporations, whether they expire by their own limitations or are otherwise dissolved, shall nevertheless be continued for a term of three (3) years from such expiration or dissolution as bodies corporate for the purpose of prosecuting and defending suits by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities, and to distribute to the share-holders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit, or proceeding begun by or against the corporation either prior to or within three (3) years after the date of its expiration or dissolution, and not concluded within such period, the corporation shall be continued as a body corporate beyond that period for the purpose of concluding such action, suit or proceeding and until any judgment, order, or decree therein shall be fully executed.

Upon the dissolution of any corporation, or upon the expiration of the period of its corporate existence, the directors shall be trustees thereof, with full power to settle the affairs, collect the outstanding debts, sell and convey the property, real and personal, as may be required by the laws of the country where situated, prosecute and defend all such suits as may be necessary or proper for the purposes aforesaid, distribute the money and other property among the shareholders after paying or adequately providing for payment of its liabilities and obligations, and do all other acts which might be done by the corporation, before dissolution, that may be necessary for the final settlement of the unfinished business of the corporation.

Within 28 days of the commencement of the liquidation, all the directors of the company should sign a declaration of solvency confirming that a full enquiry into the company’s affairs has been made and that, to the best of the directors’ knowledge and belief, the company will be able to pay its debts in full together with interest within a period not exceeding 12 months from the commencement of the liquidation. If such declarations are not signed and filed within 28 days of the commencement of the liquidation, the liquidator will be obliged to apply for the liquidation to continue under the supervision of the Court In practice, a prospective liquidator will ask for these declarations before he gives his consent to serve as liquidator.

If the liquidator is unable to obtain declarations of solvency from each of the company’s directors within 28 days of the commencement of the liquidation, and the liquidation is brought under the Court’s supervision, the Court will appoint as liquidator an independent professional with the qualifications prescribed by the Regulations of the Companies Law (2013 Revision) of the Cayman Islands.

Once a voluntary liquidation is brought under the supervision of the Court, the official liquidator will have powers to examine certain individuals concerned with the management of the company, and will also have the power to apply to the Court to unwind certain antecedent transactions such as preferences and fraudulent dispositions. When the liquidation process is complete and the company’s assets are distributed to those entitled to them, the Court will order the dissolution of the company.

The third type of liquidation process is winding up by the Court. Unlike voluntary liquidation and liquidation under the supervision of the Court, winding up by the Court involves a court order at the outset. A petition to the Court for a winding up order may be made by the company itself, a creditor (including a contingent or prospective creditor) or a shareholder of the company (with some narrow exceptions). When a winding up order is made, an automatic moratorium on proceedings is imposed – proceedings may not be commenced or continued against the company except with the express permission of the Court. Dispositions of property, transfers of shares and alterations in the status of shareholders are void as in a liquidation supervised by the Court. (f) When the liquidation process is complete, and the company’s assets have been distributed to those entitled to them, the Court will order the dissolution of the company.

TAXATION

The following is a discussion of the material Marshall Islands, Cayman Islands and U.S. federal income tax considerations relevant to the Company and its shareholders in regard to the Redomiciliation. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as dealers in securities, U.S. Holders, as defined below, whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who acquire common shares in this offering and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common shares. Unless otherwise noted, references in the following discussion to the “Company,” “we” and “us” are to Ocean Rig UDW Inc. and its subsidiaries on a consolidated basis.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to the Company and our shareholders. One or more of our subsidiaries are incorporated in the Marshall Islands. Under current Marshall Islands law, our subsidiaries are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by our subsidiaries. Prior to Redomiciliation, we were incorporated in the Marshall Islands. We do not believe that we or our shareholders will be subject to taxation in the Marshall Islands as a result of the Redomiciliation.

Cayman Islands Tax Considerations

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company. Interest, dividends and gains payable to the Company and all distributions by the Company will be received free of any Cayman Islands income or withholding taxes. The Company has registered as an exempted limited company under Cayman Islands law and the Company will apply for, and expects to receive, an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company in respect of the operations or assets of the Company; and may further provide that any such taxes or any tax in the nature of estate duty or inheritance tax shall not be payable in respect of the obligations of the Company. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Company.

Material U.S. Federal Income Tax Consequences of the Redomiciliation

The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is a U.S. citizen or resident, U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your tax advisor.

U.S. Federal Income Tax Consequences of the Redomiciliation

We expect the Redomiciliation to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. As such, we expect that neither the Company nor U.S. Holders will be subject to U.S. federal income taxation as a result of the Redomiciliation.

We do not intend to request a ruling from the U.S. Internal Revenue Service, or the IRS, as to the U.S. federal income tax consequences of the Redomiciliation, and consequently there can be no assurance that the IRS or a court of law will treat the Redomiciliation in the manner described above. If the IRS successfully challenges the treatment of the Redomiciliation, adverse U.S. federal income tax consequences may result. U.S. Holders should consult their own tax advisors regarding the potential U.S. federal, state and local and non-U.S. and other tax consequences of the Redomiciliation not qualifying as a tax-free reorganization.

U.S. Federal Income Tax Considerations Relating to Holding our Shares

For a discussion of U.S. Federal Income Tax Considerations relating to holding our shares, see the section titled “Item 10.—Additional Information—E. Taxation—U.S. Federal Income Tax Considerations” incorporated by reference here from our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 9, 2015.

ACCOUNTING TREATMENT OF THE REDOMICILIATION

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Ocean Rig UDW Inc. as a result of the Redomiciliation. The consolidated business, capitalization, assets, liabilities and financial statements of Ocean Rig UDW Inc. immediately following the Redomiciliation will be the same as those of Ocean Rig UDW Inc. immediately prior to thereto.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The validity of the common stock of Ocean Rig (Cayman Islands) into which the outstanding common shares of Ocean Rig (Marshall Islands) will be converted by operation of law in the Redomiciliation has been passed upon by Maples and Calder, Cayman Islands.

EXPERTS

The consolidated financial statements of Ocean Rig UDW Inc., appearing in Ocean Rig UDW Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2014, (including schedule appearing therein) and the effectiveness of Ocean Rig UDW Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras Str., Maroussi, 15125, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and on or before the effective date of the Redomiciliation (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

1.	Our annual Report on Form 20-F for the fiscal year ended December 31, 2014 and filed with the SEC on March 9, 2015;

2.	Our Report on Form 6-K, filed with the Commission on March 9, 2016, which contains the unaudited interim condensed consolidated financial statements and related information and data as of and for the year ended December 31, 2015, with the exception of any quote from our Chairman and Chief Executive Officer;

3.	Our Report on Form 6-K, filed with the Commission on December 8, 2015, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operation and our unaudited interim condensed consolidated financial statements and related information and data as of and for the nine-month period ended September 30, 2015; and

4.	Our Report on Form 6-K/A, filed with the Commission on August 10, 2015, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operation and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2015.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

I. Article VIII of the Amended and Restated Bylaws of the of the Registrant provides as follows:

1.	Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section.

2.	The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

1.	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.

Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, country of Greece, on March 11, 2016.

OCEAN RIG UDW INC.

By:	/s/ George Economou
Name:	George Economou
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe and Edward S. Horton his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ George Economou George Economou	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 11, 2016

/s/ Niki Fotiou Niki Fotiou	Senior Vice President of Finance and Accounting (Principal Financial and Accounting Officer)	March 11, 2016

/s/ Chrysoula Kandylidis Chrysoula Kandylidis	Director	March 11, 2016

/s/ Vassilis Karamitsanis Vassilis Karamitsanis	Director	March 11, 2016

/s/ George Kokkodis George Kokkodis	Director	March 11, 2016

/s/ John Liveris John Liveris	Director	March 11, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, March 11, 2016.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description
3.1	Second Amended and Restated Articles of Incorporation of Ocean Rig UDW Inc., incorporated by reference to exhibit 3.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.2	Second Amended and Restated Bylaws of Ocean Rig UDW Inc., incorporated by reference to exhibit 3.2 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.3	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Ocean Rig UDW Inc., incorporated by reference to exhibit 4.3 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

3.4	Form of new amended and restated memorandum and articles of association of Ocean Rig UDW Inc.**

4.1	Form of Stock Certificate, incorporated by reference to exhibit 4.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 17, 2011.

4.2	Amended and Restated Stockholder Rights Agreement, dated June 3, 2011, incorporated by reference to exhibit 4.2 to the Registration Statement on Form F-4/A of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

4.3	Indenture, dated as of September 20, 2012, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.4 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

4.4	Supplemental Indenture, dated as of January 23, 2013, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., as Guarantor, the other Guarantors, and U.S. Bank National Association, as Trustee, amending and supplementing the Indenture, dated as of September 20, 2012, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.5 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

4.5	Second Supplemental Indenture, dated as of January 30, 2013, amending and supplementing the Indenture, dated as of September 20, 2012, as amended by a supplemental indenture, dated as of January 23, 2013, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.6 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

Exhibit Number	Description

4.6	Third Supplemental Indenture, dated as of March 15, 2013, amending and supplementing the Indenture, dated as of September 20, 2012, as amended by a supplemental indenture, dated as of January 23, 2013, and a second supplemental indenture, dated as of January 30, 2013, by and among Drill Rigs Holdings Inc., Ocean Rig UDW Inc., and each of the Guarantors party thereto, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent, relating to 6.50% Senior Secured Notes Due 2017 incorporated by reference to exhibit 2.7 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

5.1	Legal Opinion of Maples and Calder**

10.1	Drillship Master Agreement between DryShips Inc. and a major shipyard in Korea, incorporated by reference to exhibit 10.1 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.2	Novation Agreement between a major shipyard in Korea, DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 10.2 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.3	Addendum No. 1 dated May 16, 2011 to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, between a major shipyard in Korea, DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 10.3 to the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940), filed with the SEC on August 1, 2011.

10.4	Addendum No. 2 dated January 27, 2012 to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010 and as amended, incorporated by reference to exhibit 4.4 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012.

10.5	Addendum No. 3 dated April 2, 2012, to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, and as amended incorporated by reference to exhibit 4.5 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.6	Addendum No. 4, dated September 3, 2012, to a Drillship Master Agreement, dated November 22, 2010, between DryShips Inc. and a major shipyard in Korea, as novated by a Novation Agreement, dated December 30, 2010, and as amended incorporated by reference to exhibit 4.6 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.7	Services Agreement, effective January 1, 2013, by and between Ocean Rig Management Inc. and Cardiff Drilling Inc incorporated by reference to exhibit 4.39 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.8	Consultancy Agreement, dated September 1, 2010, by and between DryShips Inc. and Vivid Finance Limited, incorporated by reference to exhibit 10.39 of the Registration Statement on Form F-4 of Ocean Rig UDW Inc. (Registration No. 333-175940) filed with the SEC on August 1, 2011.

10.9	Addendum No. 1, effective January 1, 2013, to the Consultancy Agreement, dated September 1, 2010, by and between Ocean Rig UDW Inc. and Vivid Finance Inc incorporated by reference to exhibit 4.41 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.10	Consultancy Agreement, effective January 1, 2013, by and between Ocean Rig Management Inc. and Vivid Finance Limited incorporated by reference to exhibit 4.42 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.

10.11	Registration Rights Agreement, dated as of March 20, 2012, by and between DryShips Inc. and Ocean Rig UDW Inc., incorporated by reference to exhibit 4.4 to the Registration Statement on Form F-1 of Ocean Rig UDW Inc. (Registration No. 333-180241), filed with the SEC on March 20, 2012 incorporated by reference to exhibit 4.43 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2012, filed with the SEC on March 22, 2013.
10.12	Credit Agreement, dated July 12, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent and the companies listed therein, and the banks and financial institutions named therein, as Joint Global Coordinators, Joint Lead Arrangers and Joint Bookrunners and the banks and financial institutions named therein, as Joint Lead Arrangers and Joint Bookrunners, relating to a combined $1.8 billion of Tranche B-1 and Tranche B-2 Term Loans, incorporated by reference to exhibit 4.47 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.13	Incremental Amendment, dated July 26, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement, dated July 12, 2013 (the “July 12, 2013, Credit Agreement”), and the Incremental Lenders, as defined therein, relating to an increase of $100,000,000 under the July 12, 2013 Credit Agreement, incorporated by reference to exhibit 4.48 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.14	Consultancy Agreement, dated September 9, 2013, by and between Eastern Med Consultants Inc., an indirect wholly owned subsidiary of Ocean Rig UDW Inc., and Azara Services S.A, incorporated by reference to exhibit 4.52 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.15	Amendment and Restatement Agreement dated as of February 7, 2014 relating to the Credit Agreement, dated July 12, 2013, as amended by the Incremental Agreement dated July 26, 2013, by and among Drillships Finance Holding Inc., as Borrower, Ocean Rig UDW Inc., as Parent, Deutsche Bank AG New York Branch, as Administrative Agent and the companies listed therein, and the banks and financial institutions named therein, relating to a re-financing of the combined $1.9 billion of Tranche B-1 and Tranche B-2 Term Loans, incorporated by reference to exhibit 4.54 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014.

10.16	Indenture, dated as of March 26, 2014, by and between Ocean Rig UDW Inc., as the Issuer, and Deutsche Bank Trust Company Americas, as Trustee, relating to 7.25% Senior Notes Due 2019, incorporated by reference to Exhibit 4.55 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.17	Credit Agreement, dated July 25, 2014, by and among Drillships Ventures Projects Inc., as Finco, Drillships Ocean Ventures Inc., as Borrower, Ocean Rig UDW, as Parent, various lenders, Deutsche Bank AG New York Branch, as Administrative Agent and Pari Passu Collateral Agent and the other entities listed therein, relating to a Term Loan in an aggregate principal amount equal to $1.3 billion, incorporated by reference to Exhibit 4.56 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.18	Pledge and Security Agreement, dated July 25, 2014, relating to the Credit Agreement dated July 25, 2014, by and among Ocean Rig UDW Inc., Drillships Ocean Ventures, Inc., Drillships Ventures Projects Inc., the subsidiaries identified therein, and Deutsche Bank AG New York Branch, as Pari Passu Collateral Agent, incorporated by reference to Exhibit 4.57 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.19	Facilities Agreement, dated February 13, 2015, by and among Drillship Alonissos Shareholders Inc., as Borrower, Ocean Rig UDW Inc., as Parent and Guarantor, Drillship Alonissos Owners Inc., as Drillship Owner and Guarantor, and the other entities named therein, relating to $475 million Term Loan Facilities, incorporated by reference to Exhibit 4.58 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.20	Management Agreement, dated December 13, 2013, by and between Drillship Skyros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.59 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.21	Management Agreement, dated February 25, 2014, by and between Drillship Kythnos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.60 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.22	Management Agreement, dated April 17, 2014, by and between Drillship Hydra Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.61 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.23	Management Agreement, dated April 17, 2014, by and between Drillship Kithira Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.62 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.24	Management Agreement, dated April 17, 2014, by and between Drillship Paros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.63 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.25	Management Agreement, dated April 17, 2014, by and between Ocean Rig 1 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.64 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.26	Management Agreement, dated April 17, 2014, by and between Ocean Rig 2 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.65 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.27	Management Agreement, dated April 17, 2014, by and between Drillship Skiathos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.66 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.28	Management Agreement, dated April 17, 2014, by and between Drillship Skopelos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.67 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.29	Management Agreement, dated February 17, 2015, by and between Drillship Alonissos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to Exhibit 4.68 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.30	Exchangeable Promissory Note, dated November 18, 2014, by and between DryShips, Inc., as Borrower, and Alley Finance Co., or its permitted assigns, as Noteholder, relating to a $120,000,000 loan, incorporated by reference to Exhibit 4.69 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.31	Amended and Restated Secured Exchangeable Promissory Note, dated June 4, 2015, by and between DryShips Inc. and Ocean Rig UDW, Inc.*

10.32	Addendum No. 1 to the Consultancy agreement, dated January 1, 2013, by and between Ocean Rig Management, Inc. and Vivid Finance Limited, dated July 29, 2015.*

10.33	Termination, Release and Share Transfer Agreement, dated August 13, 2015, by and among, DryShips Inc., Alley Finance Co and Ocean Rig UDW Inc.*

21.1	Subsidiaries of Ocean Rig UDW Inc.*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Seward & Kissel LLP*

23.3	Consent of Maples and Calder*

*	Filed herewith.
**	To be filed by amendment.